Agreement and Plan of Merger
By And Among
MGI PHARMA, INC.,
Energy MS Inc.,
AkaRx, Inc.
And
Jeffrey W. Bird, as Representative
August 28, 2007

i

ii

Schedules*
A. Form of Supporting Stockholder Option Agreement
B. Form of Option Termination Agreement
C. List of Key Employees
D. Form of Non-Competition Agreement
E. Form of Development and License Agreement
F. List of Bonus Recipients
G. Form of Bonus Recipient Agreement
H. Form of Merger Election Notice
I. Form of Amended and Restated Certificate of Incorporation
2.11(a) Assumed Contracts
2.11(b)(i) Category A Obligations
2.11(b)(ii) Category B Obligations
2.11(b)(iii) Category C Obligations

*	The Company has omitted certain schedules in accordance with Regulation S-K 601(b)(2). The Company will furnish the omitted schedules to the Commission upon request.

iii

Agreement and Plan of Merger
     This Agreement and Plan of Merger (together with the Schedules hereto, this "Agreement”) is made and entered into as of August 28, 2007 (the “Agreement Date”), by and among MGI PHARMA, INC., a Minnesota corporation (“Buyer”), Energy MS Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), AkaRx, Inc., a Delaware corporation (the "Company”), and Jeffrey W. Bird, solely for purposes of acknowledging his appointment as representative of the Company Securityholders as set forth herein (together with any successor appointed in accordance with this Agreement, the “Representative”).
Recitals
     A. The Boards of Directors of Buyer, Merger Sub and the Company have determined that entering into this Agreement is in the best interests of their respective stockholders, and have approved and declared advisable this Agreement, which grants to Buyer the option to acquire the Company through the Merger (the “Merger Option”), and have determined that upon exercise of the Merger Option, the Merger is in the best interests of their respective stockholders and have approved and declared advisable the Merger.
     B. Within five Business Days of the Agreement Date, Buyer shall commence an offer to purchase an option to acquire all of the outstanding shares of Company Common Stock from the Company Stockholders pursuant to the terms of a Stockholder Support and Option Agreement in the form attached hereto at Schedule A (a “Supporting Stockholder Option Agreement”; any Company Stockholder who accepts Buyer’s offer and enters into a Supporting Stockholder Option Agreement being referred to in this Agreement as a “Supporting Stockholder”), pursuant to which (x) the Supporting Stockholders (i) will grant to Buyer the option to acquire all, but not less than all, of the Company Capital Stock held by such Supporting Stockholders pursuant to the terms and subject to the conditions set forth in the Supporting Stockholder Option Agreements and this Agreement and (ii) will agree to take such actions as reasonably may be necessary to cause the Merger to be consummated in the event Buyer exercises the Merger Option and (y) Buyer will agree to (i) pay the Supporting Stockholders the consideration contemplated by the Supporting Stockholder Option Agreements and (ii) pay the Company, on behalf and at the direction of such Supporting Stockholders, the Note Repayment and Expense Amount as well as the Former Optionholder/Bonus Recipient Option Consideration, each of which shall be treated as a contribution to the capital of the Company by the Supporting Stockholders in proportion to each of the Supporting Stockholders’ respective Fully-Converted Common Shares as a percentage of all Fully-Converted Common Shares held by all Supporting Stockholders.
     C. Within five Business Days of the Agreement Date, the Company shall commence an offer to acquire all of the rights, title and interest of each employee of the Company who has been granted a Company Option under the Company Stock Plan, which offer shall be conducted in accordance with the terms and conditions set forth in this Agreement, and upon the Supporting Stockholder Option Trigger Date, pursuant to the terms and conditions of Company option termination agreements in the form attached hereto at Schedule B (an “Option Termination Agreement”) (i) the Former Optionholders who enter into an Option Termination Agreement will surrender all of their rights, title and interest to the Company Options and the Company will cancel such Company Options, which thereafter shall not be reissued or granted by the Company, and (ii) the Former Optionholders will be entitled to receive certain payments contemplated by the Option Termination Agreements in accordance with the terms and subject to the conditions of this Agreement, the Supporting Stockholder Option Agreement and the Option Termination Agreement.
     D. On or prior to the Supporting Shareholder Option Trigger Date, each Company Employee listed on Schedule C hereto (each, a “Key Employee” and, collectively, the “Key Employees”), as an inducement and condition to Buyer entering into this Agreement, shall enter into a Non-Competition Agreement with Buyer and the Company in the form set forth at Schedule D (each, a "Non-Competition Agreement” and collectively, the “Non-Competition Agreements”).
     E. Concurrently with the execution and delivery of this Agreement, Buyer and the Company are entering into a Development and License Agreement in the form set forth at Schedule E (the "Development Agreement”) pursuant to which a definitive plan for the clinical development of AKR-501 will be conducted during the Option Period; provided, however, that the Development Agreement shall not become effective until the Supporting Stockholder Option Trigger Date.
     F. The Parties intend that, subject to the terms and conditions hereinafter set forth and subject to the exercise by Buyer of the Merger Option, which exercise shall be and remain under all circumstances at the sole discretion of Buyer, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of Delaware Law.
     G. Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement, the Supporting Stockholder Option Agreements, the Option Termination Agreements, the Development Agreement and the Escrow Agreement (collectively, the “Contemplated Transactions”) and to prescribe various conditions to the Merger.
     H. Subject to the provisions of Section 2.9, the Representative is irrevocably appointed by the Company Securityholders to represent such securityholders as provided for in this Agreement and take certain actions on behalf of such securityholders.
     Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the Parties hereby agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

     “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with, another Person. A Person shall be regarded as in control of another Person if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other Person or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person.
     “Aggregate Option Consideration” means an amount of cash equal to (A) $44,000,000 plus (B) the Total Options Exercise Price minus (C) the Note Repayment and Expense Amount.
     “AKR — 201” means a drug referred to by the Company as AKR-201, which also is known as tetraiodothyroacetic acid or tetrac.
     “AKR — 501” means an orally administered, small molecule c-Mpl agonist that mimics the biological effects of thrombopoietin in-vitro and in-vivo which is being developed by the Company for the treatment of thrombocytopenia associated with various conditions. AKR-501 is also known as: 1-(3-chloro-5-{[4-(4-chloro-2-tyienyl)-5-(4-cyclohexylpiperazin-1-yl)1,3-thiazol-2-yl]carbamoyl}-2-p yridyl)piperidine-4-carboxylic acid monomaleate.
     “Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, codes, decrees, ordinances, regulations, rulings (including common law rulings) and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties or business (and any regulations promulgated thereunder) of the applicable Person.
     “Balance Sheet Date” means June 30, 2007.
     “Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Bonus Recipient” means the individuals identified on Schedule F.
     “Bonus Recipient Agreement” means an agreement with a Bonus Recipient in the form set forth at Schedule G.
     “Buyer Ancillary Agreements” means, collectively, the Escrow Agreement, the Supporting Stockholder Option Agreements, the Option Termination Agreements, the Development Agreement, the Non-Competition Agreements, the Bonus Recipient Agreements, each certificate to be delivered on behalf of Buyer by an officer or officers of Buyer at the Closing pursuant to Article VII and each Contract or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement.
     “Cause” means (A) such Person has engaged in dishonesty or any other act that constitutes gross negligence or willful misconduct in respect of the Person’s employment or other relationship with Buyer or the Company, (B) the conviction or entry of a pleading of guilty or nolo contendere by such Person to any crime involving moral turpitude or any felony, (C) such Person has embezzled from Buyer or the Company, or (D) such Person has materially breached the terms of any Non-Competition Agreement he or she has entered into. The determination of Cause will be made by the Company and Buyer together and in good faith.

     “Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware in connection with the Closing in such appropriate form as shall be required by Delaware Law.
     “Claim” means a claim for indemnification pursuant to Article IX of this Agreement.
     “Claim Notice” means a written notice from a Buyer Indemnitee or a Company Indemnitee asserting a Claim.
     “Closing” means the closing of the transactions necessary to consummate the Merger.
     “Closing Consideration” means an amount of cash equal to the sum of $255,000,000 plus (A) the Unpaid Aggregate Option Consideration plus (B) the amount of the Company’s cash and cash equivalents at Closing minus (C) the Post-Closing Representative Expense Amount minus (D) the Escrow Consideration minus (E) the Post-Signing Merger and Other Expenses minus (F) the aggregate amount of all Pre-Closing Admitted Claims and all Pre-Closing Resolved Claims minus (G) the aggregate amount of all Carryover Claims by Buyer Indemnitees minus (H) indebtedness of the Company for borrowed money; provided, however, that (i) the maximum amount by which the Closing Consideration may be reduced for Claims in respect of the foregoing clauses (F) and (G) based on Claims under Section 9.2(a) or based on Claims under Section 9.2(d) shall be $20,000,000 and (ii) the Closing Consideration may not be reduced below zero as a result of Claims in respect of the foregoing clauses (F) and (G) (other than Claims based on fraud or intentional misrepresentation).
     “Closing Consideration per Share” means the quotient obtained by dividing (A) the Closing Consideration by (B) the Fully-Converted Common Shares.
     “Closing Date” means a time and date to be agreed to by the Parties after Buyer has exercised the Merger Option on which the Closing shall occur, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions requiring the delivery at the Closing of any of the documents to be delivered at Closing under the terms of this Agreement), or at such other time and date as the Parties hereto agree in writing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Ancillary Agreements” means, collectively, the Escrow Agreement, the Supporting Stockholder Option Agreements, the Development Agreement, the Bonus Recipient Agreements, the Option Termination Agreements, the Non-Competition Agreement, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VII and each Contract or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.
     “Company Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date included in the Financial Statements.

     “Company Business” means the business of the Company, as presently conducted, of researching, developing, commercializing and exploiting AKR-501 and AKR-201.
     “Company Bylaws” means the bylaws of the Company.
     “Company Capital Stock” means the Company Common Stock and the Company Series A Preferred Stock.
     “Company Charter” means the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on August 22, 2005, as amended to date, and in effect as of the Agreement Date.
     “Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company, including, for purposes of clarification, the Unvested Company Shares.
     “Company Options” means options to purchase shares of Company Common Stock issued pursuant to the Company Stock Plan.
     “Company Securityholders” means the Company Stockholders, the Former Optionholders and the Bonus Recipients, collectively.
     “Company Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.
     “Company Stock Plan” means the 2005 Equity Incentive Plan of the Company, as amended to date.
     “Company Stockholders” means the holders of shares of Company Capital Stock, including, for purposes of clarification, holders of Unvested Company Shares.
     “Contract” means any written or oral legally binding contract, agreement, instrument, obligation, arrangement, or undertaking with respect to which any party has any remaining obligation or duty (whether continuing, fixed or contingent).
     “Convertible Notes” means collectively the Company’s outstanding Convertible Promissory Notes due December 31, 2007.
     “Delaware Law” means the General Corporation Law of the State of Delaware.
     “Development Plan” means the Development Plan as defined in the Development Agreement.
     “Disclosure Schedule” means the disclosure schedules attached hereto and dated as of the Agreement Date and delivered by the Company to Buyer or Buyer to the Company, as the case may be, listing in each section of such schedule any exceptions to corresponding sections of the representations and warranties of the Company or Buyer herein.

     “Dispute Statement” means a written notice setting forth with reasonable particularity the grounds and the basis upon which a Claim or portion thereof asserted by Buyer Indemnitees is disputed by the Representative.
     “Dissenters Deadline Date” means the first date on which no holder of Company Capital Stock has an opportunity to perfect dissenter’s or appraisal rights in accordance with Section 262 of Delaware Law in connection with the Merger in respect of any shares of Company Capital Stock.
     “Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights or appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Section 262 of Delaware Law in connection with the Merger, and for which such appraisal rights or dissenters rights have not been withdrawn.
     “Effective Time” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Buyer and specified in the Certificate of Merger); provided that the Effective Time shall occur on the Closing Date.
     “Encumbrance” means, any mortgage, deed of trust, lien, pledge, charge, security interest, collateral assignment or other encumbrance.
     “Environmental Claim” means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Environmental Material at any location, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (c) any provisions of Environmental Law.
     “Environmental Law” means any past, present or future Applicable Law relating to the manufacture, treatment, storage, generation, use, handling, disposal, release, or management of Environmental Materials or the protection of human health or safety, natural resources, or the environment, or which impose Liability for, or standards of conduct concerning, the manufacture, treatment, storage, generation, use, handling, disposal, release or management of Environmental Material, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recover Act of 1976, as amended, the Superfund Amendments and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” law, and the Occupational Safety and Health Act to the extent it relates to the handling of and exposure to Environmental Materials.
     “Environmental Material” means petroleum and petroleum-derived substances, any substance, material, waste, pollutant, contaminant, by-product, or constituent that has been designated by any Governmental Authority or by any Applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, and all other substances, materials, wastes, chemicals or constituents that are regulated by, or may form the basis of Liability under, any Environmental Law.
     “Equivalent Share” means an Equivalent Share as defined in the Bonus Recipient Agreements or the Option Termination Agreements, as the case may be.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means an entity that is considered a single employer with the Company under Section 4001(b) of ERISA or part of the same controlled group or affiliated service group of the Company within the meaning of Sections 414(b), (c) or (m) of the Code or required to be aggregated with the Company under Section 414(o) of the Code.
     “Escrow Agent” means the Person appointed by Buyer and approved by the Representative prior to the Closing who shall act as escrow agent under the Escrow Agreement.
     “Escrow Agreement” means an escrow agreement to be entered into by and among the Representative, the Escrow Agent and Buyer on the Closing Date consistent with the provisions of this Agreement and otherwise in form and substance reasonably satisfactory to Buyer and the Representative.
     “Escrow Consideration” means an amount of cash equal to $5,000,000.
     “Escrow Consideration per Share” means the quotient obtained by dividing (A) the amount payable to the Escrow Agent pursuant to Section 2.8(a) of this Agreement by (B) the Fully-Converted Common Shares.
     “Escrow Pro-Rata Share” means, as of any particular date in question and with respect to a particular Company Securityholder, the ratio of (A) the sum of (i) the number of Fully-Converted Common Shares held by such Company Securityholder in respect of Company Capital Stock as of immediately prior to the Effective Time plus (ii) the number of Fully-Converted Common Shares held by such Company Securityholder in respect of Company Options as of immediately prior to the Supporting Stockholder Option Trigger Date plus (iii) the number of Equivalent Shares held by such Company Securityholder as of immediately prior to the Supporting Stockholder Option Trigger Date in respect of a Bonus Recipient Agreement over (B) the total number of Fully-Converted Common Shares held by all Company Securityholders as of the particular date in question.
     “FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical or biological therapeutic products, deliver systems and devices in the United States.
     “Financial Statements” means the audited balance sheet and statements of operations and cash flows of the Company as of and for each of the fiscal years ended December 31, 2005 and December 31, 2006, and the unaudited balance sheet and statements of operations and cash flows of the Company as of and for the six-month period ended as of the Balance Sheet Date.

     “Former Optionholder/Bonus Recipient Closing Consideration Pro Rata Share” means, with respect to a Former Optionholder who is a party to an Option Termination Agreement and with respect to a Bonus Recipient who is a party to a Bonus Recipient Agreement, and, to the extent applicable, has satisfied the Former Optionholder Payment Condition or the Bonus Recipient Payment Condition, as the case may be, (each a “Qualified Former Optionholder/Bonus Recipient”), an amount of cash, rounded up or down to the nearest whole cent equal to (A) the Closing Consideration per Share multiplied by (B) (1) the aggregate number of shares of Company Common Stock which would have been issuable immediately prior to the Supporting Stockholder Option Trigger Date upon the exercise in full of all outstanding Company Options (whether or not vested) held by such Qualified Former Optionholder/Bonus Recipient or (2) the aggregate number of Equivalent Shares held by such Qualified Former Optionholder/Bonus Recipient as of immediately prior to the Supporting Stockholder Option Trigger Date, as the case may be.
     “Former Optionholder/Bonus Recipient Option Consideration” means an amount of cash, rounded up or down to the nearest whole cent, equal to (A) the Aggregate Option Consideration multiplied by (B) (x) the sum of (1) the aggregate number of shares of Company Common Stock which would have been issuable immediately prior to the Supporting Stockholder Option Trigger Date upon the exercise in full of all Company Options outstanding immediately prior to the Supporting Stockholder Option Trigger Date (whether or not vested) held by all Former Optionholders who are parties to an Option Termination Agreement plus (2) the aggregate number of Equivalent Shares held by Bonus Recipients as of immediately prior to the Supporting Stockholder Option Trigger Date divided by (y) the Fully-Converted Common Shares.
     “Former Optionholder/Bonus Recipient Option Consideration Pro Rata Share” means, with respect to a Qualified Former Optionholder/Bonus Recipient, an amount of cash, rounded up or down to the nearest whole cent, equal to (A) (x) the Former Optionholder/Bonus Recipient Option Consideration multiplied by (y) (i) the aggregate number of shares of Company Common Stock which would have been issuable immediately prior to the Supporting Stockholder Option Trigger Date upon the exercise in full of all Company Options outstanding immediately prior to the Supporting Stockholder Option Trigger Date (whether or not vested) held by such Qualified Former Optionholder/Bonus Recipient or, in the case of a Bonus Recipient, the aggregate number of Equivalent Shares held by such Bonus Recipient as of immediately prior to the Supporting Stockholder Option Trigger Date, as the case may be, divided by (ii) the sum of (a) the aggregate number of shares of Company Common Stock which would have been issuable immediately prior to the Supporting Stockholder Option Trigger Date upon the exercise in full of all Company Options outstanding immediately prior to the Supporting Stockholder Option Trigger Date (whether or not vested) held by all Former Optionholders and (b) the aggregate number of Equivalent Shares held by Bonus Recipients as of immediately prior to the Supporting Stockholder Option Trigger Date, minus (B) the aggregate exercise price that would have been payable in consideration of the exercise of all outstanding Company Options (whether or not vested) held by such Former Optionholder immediately prior to the Supporting Stockholder Option Trigger Date or, in the case of a Bonus Recipient, the number of Equivalent Shares held by such Bonus Recipient as of immediately prior to the Supporting Stockholder Option Trigger Date, multiplied by $0.10.

     “Fully-Converted Common Shares” means, as of any particular date, the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock that are issued and outstanding as of the Supporting Stockholder Option Trigger Date (including shares issued upon exercise of Company Options on the Supporting Stockholder Option Trigger Date), plus (B) the aggregate number of shares of Company Series A Preferred Stock (calculated on an as-converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Supporting Stockholder Option Trigger Date, plus (C) the aggregate number of shares of Company Common Stock which would have been issuable as of the Supporting Stockholder Option Trigger Date upon the exercise in full of all outstanding Company Options (whether or not vested) as to which holders of Company Options exercised their rights to surrender the Company Options in exchange for rights under an Option Termination Agreement, plus (D) the aggregate number of Equivalent Shares held by Bonus Recipients as of immediately prior to the Supporting Stockholder Option Trigger Date, minus (E) the aggregate number of Equivalent Shares, if any, forfeited following the Supporting Stockholder Option Trigger Date and on or before the date in question, as a result of failures of Former Optionholder Payment Conditions or Bonus Recipient Payment Conditions.
     “GAAP” means United States generally accepted accounting principles consistently applied.
     “Good Reason” means (A) a material reduction in a Person’s base salary, (B) a material diminution in such Person’s title, position or job responsibilities, (C) a relocation of such Person’s principal place of employment to a location more than 20 miles from such Person’s current place of employment with the Company or (D) a material breach by the Company or Buyer of any of its obligations to such Person; in each case, to the extent such Person gives written notice of such matter to the Company and Buyer and such matter is not cured within 20 days of receipt by the Company and Buyer of such written notice.
     “Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative body, agency, commission, board, arbitrator or other governmental authority.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Intellectual Property” means, all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, domain names, copyrights, designs, design tools, and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, proprietary data, processes, formulae, methods, drawings, schematics, specifications, technology, know-how, computer software programs and related documentation, (iv) other tangible or intangible proprietary or confidential information and materials and (v) all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.
     “Knowledge” means the actual knowledge of a particular fact, circumstance, event or other matter in question of the Company’s Chief Executive Officer or the Company’s Chief

Operating Officer, and shall be deemed to include knowledge that any such individual would have if he or she had undertaken a reasonable investigation and diligence of the subject matter by inquiry of employees of the Company and consultants to the Company under the Administaff Agreement.
     “Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, including those arising under any law, action or governmental order and those arising under any Contract.
     “Material Adverse Effect” when used in connection with an entity means: (i) any change or effect that is or reasonably could be expected to be, individually or in the aggregate, materially adverse to the financial condition, business, operations, regulatory status or results of operations of such entity and its Subsidiaries, taken as a whole, except any change or effect that results from: (A) actions by such entity required to be taken in accordance with the terms of this Agreement or the Escrow Agreement or taken at the written direction or written request of a Party to this Agreement other than Representative in the Escrow Agreement; (B) the announcement or becoming public of this Agreement or the Contemplated Transactions, including any employee attrition, impact on revenues and relationship with suppliers, customers, employees and competitors; (C) changes in general economic conditions of the United States or foreign economies, currencies or securities or financial markets, which changes do not disproportionately affect such entity in any material respect; (D) changes generally affecting the industry in which such entity operates, which changes do not disproportionately affect such entity in any material respect; (E) acts of God, earthquakes, hostilities, acts of sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of sabotage or terrorism or military actions; or (F) changes in GAAP or accounting rules, which changes do not disproportionately affect such entity in any material respect; or (ii) a material adverse effect on the ability of such entity to perform its obligations under this Agreement or to consummate the Contemplated Transactions.
     “Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11, Section 3.13 or Section 3.15.
     “Merger Sub Ancillary Agreements” means each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VII and each Contract or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.
     “Merger Sub Common Stock” means the Common Stock, par value $0.001 per share, of Merger Sub.
     “Note Repayment and Expense Amount” means, without duplication, an amount equal to (A) all amounts (whether constituting principal, interest, premium or any other amount payable by the Company) payable by the Company in order to discharge all Liabilities in respect of the Convertible Notes as of immediately prior to the Supporting Stockholder Option Trigger Date, which amounts shall be repaid to the holders of such Convertible Notes as of the Supporting Stockholder Option Trigger Date, plus (B) all amounts necessary to pay in full all out-of-pocket costs and expenses incurred on or prior to the Supporting Shareholder Option

Trigger Date by the Company in connection with the Merger, this Agreement and the Contemplated Transactions (including any fees and expenses of legal counsel, financial advisors, investment bankers, accountants, plus (C) the amount of Liabilities certified by the Company as of the Supporting Stockholder Option Trigger Date pursuant to Section 5.11, plus (D) an amount to be determined by the Company, which amount will not be less than $300,000 nor more than $1,400,000 and that in its reasonable judgment, after consultation with Buyer, is sufficient to pay its expenses and Liabilities for which the Company is responsible from the Supporting Stockholder Option Trigger Date until the Closing Date, plus (E) an expense reserve of $2,000,000.
     “Option Period” means the period from the Supporting Shareholder Option Trigger Date until the earlier of (A) the Closing Date or (B) the date of the termination of this Agreement.
     “Party” means each of Buyer, Merger Sub, the Company and the Representative.
     “Permitted Encumbrances” means (A) any Encumbrance for taxes that are not yet due and payable or are being contested in good faith; (B) statutory Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) any minor imperfection of title, easements, zoning laws, Encumbrances which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Company Business.
     “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.
     “Post-Closing Representative Expense Amount” means an amount to be determined by the Company prior to the Closing as a reasonable estimate of Representative Expenses to be incurred post-Closing by the Representative.
     “Post-Signing Merger and Other Expenses” means (i) all out-of-pocket costs and expenses incurred during the Option Period by the Company in connection with the Merger and this Agreement (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants) and (ii) Category C Obligations.
     “Representative Expenses” has the meaning set forth at Section 2.8(d).
     “Related Party” means, with respect to a Person, (i) an Affiliate, Major Stockholder, officer or director of such Person, (ii) an member of the immediate family of such Person or any such Major Stockholder, officer or director, (iii) any entity in which any such Affiliate, Major Stockholder, officer or director owns any beneficial equity interest, other than a publicly held corporation the stock of which is traded on a national securities exchange or in the over-the-counter market (provided that such Affiliate, Major Stockholder, officer or director holds less than five percent (5%) of the stock of such publicly held corporation), and (iv) any Affiliate of any of any such Affiliate, Major Stockholder, officer or director. For purposes hereof the term "Major Stockholder” means a Company Stockholder who holds at least ten percent of the Fully-Converted Common Shares.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” means, with respect to an entity, any corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.
     “Supporting Stockholder Option Trigger Date” has the meaning set forth in the Supporting Stockholder Option Agreements.
     “Taxes” (including, with correlative meaning, the terms “Taxing” and “Taxable”) shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including all gross receipts, sales, use, personal property, occupancy, business, occupation, social security, customs duty, mercantile, ad valorem, transfer, license, withholding, payroll, employment, unemployment, severance, excise, real property, intangible, value added, environmental, capital stock, franchise, stamp, transfer, registration, estimated or other tax, duties or assessments of any kind whatsoever, as well as any tax on or measured by the income or profits of a Person (including for the avoidance of doubt corporate franchise taxes), in each case including any interest, penalties and other additions thereto.
     “Tax Returns” shall mean any and all tax returns, reports, declarations, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with the applicable federal, state, local or foreign tax authority in connection with payment of Taxes.
     “Total Options Exercise Price” means the aggregate amount of cash consideration that is payable to the Company in respect of the exercise in full of all Company Options (whether or not vested) outstanding immediately prior to the Agreement Date in accordance with their terms by all Former Optionholders who are parties to an Option Termination Agreement plus the aggregate number of Equivalent Shares held by all Bonus Recipients as of immediately prior to the Supporting Stockholder Option Trigger Date, multiplied by $0.10.
     “Transition Period” means the period commencing on the Supporting Stockholder Option Trigger Date and ending on the date that is three months following the Supporting Stockholder Option Trigger Date.
     “Unpaid Aggregate Option Consideration” means the excess of (A) the Aggregate Option Consideration minus (B) the sum of (i) the aggregate option consideration actually paid by Buyer to Supporting Stockholders pursuant to Section 2.5 of the Supporting Stockholder Option Agreements and (ii) the aggregate amount payable to Former Optionholders and Bonus Recipients pursuant to Section 2.2(c)(ii)(1), whether actually paid or not.

     “Unvested Company Shares” means any shares of Company Common Stock that, as of the close of business on the day prior to the Supporting Stockholder Option Trigger Date, are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such shares may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any restricted stock purchase agreement, stock option agreement or stock option exercise agreement), but shall not include any shares of Company Common Stock that prior to the close of business on the Supporting Stockholder Option Trigger Date had been forfeited or repurchased by the Company.
     Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement in the sections referenced below.

Defined Term	Section
Administaff Agreement	2.11
Agreement Date	Preamble
Bonus Recipient Payment Conditions	2.2(c)(ii)(1)
Buyer	Preamble
Buyer Indemnitees	9.2
Buyer Losses	9.2
Carryover Claims	9.5(b)
Category A Obligations	2.11(b)
Category B Obligations	2.11(b)
Category C Obligations	2.11(b)
Certificates	2.5(a)
Development Agreement	Recitals
Company	Preamble
Company Indemnified Parties	6.4(a)
Company Indemnitees	9.3
Company Losses	9.3
Contemplated Transactions	Recitals
Employee Benefit Plans	3.15(a)(v)
Escrow Amount	2.8(a)

Defined Term	Section
Final August Balance Sheet	2.11(c)
Former Optionholder	2.2(c)(ii)
Former Optionholder Payment Condition	2.2(c)(ii)(1)
Former Optionholders	2.2(c)(ii)
Governmental Permits	3.14(b)
HSR Filing	5.3(a)
indebtedness	4.7
indemnified party	9.4
indemnifying party	9.4
Information Statement	5.4(a)
Intellectual Property Licenses	3.13(b)
Key Employees	Recitals
Letter of Transmittal	2.5(a)
Merger	Recitals
Merger Election Notice	2.1
Merger Option	Recitals
Merger Sub	Preamble
NDA	5.7
Non-Competition Agreement	Recitals
Option Termination Agreement	Recitals
Option Termination Information Statement	5.4(b)
Pre-Closing Admitted Claim	9.5(b)
Pre-Closing Resolved Claim	9.5(b)
Preliminary August Balance Sheet	2.11(c)
product candidates	3.14(d)
Qualified Former Optionholder/Bonus Recipient	Definitions
Release Date	2.8(a)
Representative	Preamble

Defined Term	Section
Representative Expense Funds	2.8(d)
Representative Expenses	2.8(d)
Representative Losses	2.9(c)
Resolved Claim	2.8(c)
Reversion Amount	2.2(c)(ii)(1)
Supporting Stockholder	Recitals
Supporting Stockholder Option Agreement	Recitals
Stockholder Approvals	3.3(d)(ii)
Surviving Corporation	Recitals
Unresolved Claims	2.8(e)
ARTICLE II.
THE MERGER
     2.1 Election by Buyer to Cause the Merger. Buyer shall have the right at any time during the Option Period to elect, in its sole discretion, to cause the Merger by delivery to the Company of a written notice of such election (a “Merger Election Notice”) in the form of Schedule H hereto. The Merger Election Notice shall also set forth the proposed closing date of the Merger (which shall be no later than the earlier of (a) the date that is 20 days after the date of the Merger Election Notice and (b) the expiration or termination of the Option Period). Upon receipt of the Merger Election Notice, the Company shall deliver copies of the notice to the Representative and the Company Securityholders.
     2.2 Conversion of Shares.
             (a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation, and the shares of Common Stock of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.
             (b) Cancellation of Company-Owned Stock. Notwithstanding the provisions of Section 2.2(c) below, each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and without payment of any consideration therefor.

             (c) Treatment of Company Capital Stock and Company Options; Option Consideration.
                  (i) Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Capital Stock (other than Dissenting Shares) that is issued and outstanding (including any shares of Company Capital Stock that are beneficially owned, directly or indirectly, by Buyer or any of its Affiliates) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, cease to be outstanding and shall be converted into and thereafter shall only represent the right to receive an amount of cash, without interest, equal to the Closing Consideration per Share plus the Escrow Consideration per Share, with the Escrow Consideration being delivered to the Escrow Agent and held subject to and payable, to the extent applicable, only pursuant to the Escrow Agreement. The amount of cash each Company Stockholder is entitled to receive upon surrender of the Certificates representing such Company Stockholder’s shares of Company Capital Stock pursuant to Section 2.5 and compliance with the other terms and conditions set forth in Section 2.5¸ contemplated by the Letter of Transmittal or set forth in the Escrow Agreement, or which will be delivered to the Escrow Agent pursuant to Section 2.8, as the case may be, for the shares of Company Capital Stock held by such Company Stockholder, whether as Closing Consideration or Escrow Consideration, shall be rounded up or down to the nearest whole cent and computed after aggregating all shares of Company Capital Stock held by such Company Stockholder. The preceding provisions of this Section 2.2(c)(i) are subject to the provisions of Section 2.6 (regarding rights of holders of Dissenting Shares) and Section 2.2(c)(iv) (regarding the treatment of Unvested Company Shares).
                  (ii) Company Options; Bonus Recipients. Subject to the terms and conditions of this Agreement and the Option Termination Agreements, on the Supporting Stockholder Option Trigger Date, each unexercised Company Option (whether vested or unvested) shall immediately be cancelled and extinguished and shall be of no further force or effect, and each former holder thereof (each, a "Former Optionholder” and collectively, the “Former Optionholders”) thereafter shall have no right to acquire any shares of Company Common Stock pursuant to such Company Option or to receive any payments from any Party under any circumstances, except to the extent such former holder thereof shall have entered into an Option Termination Agreement effective as of the Supporting Stockholder Option Trigger Date and shall be entitled to receive the payments set forth in Sections 2.2(c)(ii)(1), 2.2(c)(ii)(2) and 2.2(c)(ii)(3) upon the terms and subject to the conditions set forth therein. Notwithstanding anything to the contrary in this Agreement, no payment shall be made pursuant to this Section 2.2(c)(ii) after the fifth anniversary of the Agreement Date (or, if permitted under Code Section 409A (including under any interpretive guidance available with respect thereto) without causing Employee to be subject to any additional taxes or other penalties under Section 409A, by the end of the calendar year in which such fifth anniversary occurs).
                         (1) On the Supporting Stockholder Option Trigger Date, the Former Optionholder/Bonus Recipient Option Consideration shall be placed into a segregated account by the Company pursuant to terms reasonably acceptable to the Company and Buyer, which such account shall be owned by the Company and shall constitute an unsecured, unfunded right of the Former Optionholders who are parties to an Option Termination

Agreement and Bonus Recipients to receive payment as provided for in this Section 2.2(c)(ii)(1). The right of such Former Optionholders who are parties to an Option Termination Agreement and Bonus Recipients to any payment under either this Section 2.2(c)(ii)(1) or Section 2.2(c)(ii)(2) or 2.2(c)(ii)(3) in respect of the unvested portion of any Company Option cancelled or extinguished as of the Supporting Stockholder Option Trigger Date, or, in the case of Bonus Recipients to any payment under the Bonus Recipient Agreements, shall be subject, in each case, to (i) the terms of the applicable Option Termination Agreement or Bonus Recipient Agreement, as the case may be, (ii) such Former Optionholder’s or Bonus Recipient’s continued employment with the Company through the end of the Transition Period and (iii) to the extent such Former Optionholders who are parties to an Option Termination Agreement are Key Employees, continued compliance with the terms of their respective Non-Competition Agreement as of the date of such payment (the “Former Optionholder Payment Condition” or “Bonus Recipient Payment Condition”, as the case may be), unless such Former Optionholder’s or Bonus Recipient’s employment is terminated by such Former Optionholder or Bonus Recipient for Good Reason or by the Company for any reason other than Cause, in which case such Former Optionholder or Bonus Recipient shall be deemed to have satisfied the Former Optionholder Payment Condition or Bonus Recipient Payment Condition, as the case may be. Promptly following the later of the end of the Transition Period or January 4, 2008, the Company shall pay or cause to be paid to each Former Optionholder who is a party to an Option Termination Agreement and has satisfied the Former Optionholder Payment Condition and each Bonus Recipient who has satisfied the Bonus Recipient Payment Condition, such Former Optionholder’s or Bonus Recipient’s Former Optionholder/Bonus Recipient Option Consideration Pro Rata Share from the segregated account established pursuant to this Section 2.2(c)(ii)(1). In the event the Former Optionholder Payment Condition is not satisfied with respect to a Former Optionholder who is a party to an Option Termination Agreement or the Bonus Recipient Payment Condition is not satisfied with respect to a Bonus Recipient, such Former Optionholder or Bonus Recipient, as the case may be, shall be entitled to no payment with respect to such Former Optionholder’s Company Options pursuant to this Section 2.2(c)(ii)(1) or Section 2.2(c)(ii)(2) or 2.2(c)(ii)(3) with respect to the unvested portion of any Company Options cancelled or extinguished as of the Supporting Stockholder Option Trigger Date with respect to a Former Optionholder, or in the case of a Bonus Recipient to any payment under his or her Bonus Recipient Agreement, or, other than in such Former Optionholder’s capacity as a Company Stockholder or with respect to the vested portion of any Company Options cancelled or extinguished as of the Supporting Stockholder Option Trigger Date, any other provision of this Agreement or any of the Contemplated Transactions. The amount placed in a segregated account pursuant to this Section 2.2(c)(ii)(1) in respect of all Former Optionholders who are parties to an Option Termination Agreement for which the Former Optionholder Payment Condition is not satisfied and all Bonus Recipients for which the Bonus Recipient Payment Condition is not satisfied (the “Reversion Amount”) shall continue to be held in a segregated account for the benefit of the Company Securityholders. On the later to occur of (i) 10 days after the expiration of the Transition Period and (ii) January 11, 2008, the aggregate Reversion Amount remaining in the segregated account shall be distributed to the Company Stockholders (other than the owners of Dissenting Shares) and the Qualified Former Optionholder/Bonus Recipients, pro rata based on the total amount of Aggregate Option Consideration or Former Optionholder/Bonus Recipient Option Consideration, as applicable, due such Company Stockholder or Qualified Former Optionholder/Bonus Recipient compared to the total Aggregate Option Consideration or Former Optionholder/Bonus Recipient Option Consideration due to all Company Stockholders and Qualified Former Optionholder/Bonus Recipients. For the avoidance of doubt, no interest shall accrue or become payable with respect to the Former Optionholder/Bonus Recipient Option Consideration which may be held in the segregated account established pursuant to this Section 2.2(c)(ii)(1).
                            (2) In addition to the amounts payable to the Former Optionholders who are parties to an Option Termination Agreement and to Bonus Recipients pursuant to Section 2.2(c)(ii)(1), following the Effective Time, each Qualified Former Optionholder/Bonus Recipient shall be entitled to receive his or her Escrow Pro-Rata Share of any Escrow Consideration, Post-Closing Representative Expense Amount, interest thereon or any other amounts payable to Company Securityholders pursuant to the Escrow Agreement as set forth at Section 2.8.
                            (3) In addition to the amounts payable to the Former Optionholders who are parties to an Option Termination Agreement and to Bonus Recipients pursuant to Section 2.2(c)(ii)(1) or 2.2(c)(ii)(2), at the Effective Time, each Qualified Former Optionholder/Bonus Recipient shall, by virtue of the Merger and without the need for any further action on the part of such Qualified Former Optionholder/Bonus Recipient, be entitled to receive an amount of cash, without interest, from Buyer equal to such Qualified Former Optionholder/Bonus Recipient’s Former Optionholder/Bonus Recipient Closing Consideration Pro Rata Share as well as any amounts payable to such Qualified Former Optionholder/Bonus Recipient in respect of Carryover Claims as set forth at Section 9.5(b)(2).
                  (iii) Bifurcation of Option Termination Agreements. For purposes of Section 2.2(c)(ii)(1), 2.2(c)(ii)(2) and 2.2(c)(ii)(3), the provisions relating to the satisfaction of the Former Optionholder Payment Condition shall not apply in respect of the vested portion of any Company Option cancelled or extinguished as of the Supporting Stockholder Option Trigger Date, and notwithstanding the provisions of Section 2.2(c)(ii)(1), 2.2(c)(ii)(2) and 2.2(c)(ii)(3), Former Optionholders who are parties to an Option Termination Agreement shall be entitled to receive payment in respect of such vested portion of any Company Option regardless of any failure to satisfy the Former Optionholder Payment Condition, including payments in respect of a portion of any Reversion Amount pursuant to Section 2.2(c)(ii)(1).
                  (iv) Unvested Company Shares. Subject to the terms and conditions of this Agreement, on the Supporting Stockholder Option Trigger Date, each Unvested Company Share shall vest in full and thereafter shall be treated as Company Common Stock, and the holders thereof shall, to the extent that they have executed and delivered to the Company and Buyer a Supporting Stockholder Option Agreement, and if such holder of Unvested Company Shares is a Key Employee he or she has executed and delivered to the Company and Buyer a Non-Competition Agreement, be treated as holders of Company Common Stock, in each case, for all purposes under this Agreement, any applicable Supporting Stockholder Option Agreement and the Escrow Agreement.
             (d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock, or the number of shares of Company Common Stock which would have been issuable upon the exercise of Company Options, occurring after the Supporting Stockholder Option Trigger Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be adjusted equitably to the extent necessary to provide the Company Securityholders the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change; provided, however, that no such adjustment shall under any circumstances increase the costs to Buyer or Merger Sub of effecting the Contemplated Transactions.
     2.3 The Closing. Subject to prior termination of this Agreement as provided in Article VIII, the Closing shall take place at the offices of Heller Ehrman LLP, Times Square Tower, Seven Times Square, New York, New York 10036, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Buyer, the Certificate of Merger shall be filed with the Office of the Secretary of State of the State of Delaware in accordance with Delaware Law.
     2.4 Effects of the Merger. At and upon the Effective Time:
             (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the Surviving Corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;
             (b) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read as set forth in Schedule I, which amendment shall be set forth in the Certificate of Merger;
             (c) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation;
             (d) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed and the terms of the officers of the Company immediately prior to the Effective Time shall terminate;
             (e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified and the terms of the directors of the Company immediately prior to the Effective Time shall terminate; and
             (f) the Merger shall have the effects set forth in Section 259 of the Delaware Law.
     2.5 Surrender of Certificates.

             (a) As promptly as practicable after the Effective Time, Buyer shall mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Capital Stock (the “Certificates”) a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Buyer, shall contain such other customary provisions as Buyer may reasonably specify and shall contain an agreement to be bound by the provisions of this Agreement and the Escrow Agreement, including the indemnification provisions hereof and thereof). Upon receipt of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as Buyer shall reasonably require, including any Form W-8 or W-9 or any other applicable tax form requested by Buyer, Buyer shall cause to be delivered to such Company Stockholder that portion of the Closing Consideration which such Company Stockholder has the right to receive pursuant to Section 2.2(c) and any other amount that such Company Stockholder has the right to receive pursuant to the terms hereof. In the event any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) the delivery to Buyer of an indemnity agreement in respect thereof in form and substance acceptable to Buyer. Buyer shall, as promptly as practicable following the receipt by Buyer of the foregoing documents, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Closing Consideration payable pursuant to Section 2.2(c) and any other amount which such Company Stockholder has the right to receive pursuant to the terms hereof represented by the lost, stolen or destroyed Certificate in exchange therefor.
             (b) From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law.
             (c) At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock thereafter shall be made. If, after the Effective Time, Certificates formerly representing shares of Company Capital Stock are presented to Buyer or the Surviving Corporation, they shall be cancelled and, subject to the requirements of this Section 2.5, exchanged for that portion of the Closing Consideration and any other amount payable with respect to such Company Capital Stock in accordance with Section 2.2(c).
     2.6 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock shall have demanded and perfected appraisal rights pursuant to Section 262 of Delaware Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Closing Consideration, Escrow Consideration or any other amount payable with respect to such Company Capital Stock in accordance with Section 2.2(c), but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law.) In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights or dissenters’ rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Sections 2.2(c) in respect of such shares as if such shares were never Dissenting Shares, and Buyer shall pay and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.5, following the satisfaction of the applicable conditions set forth in Section 2.5, the portion of the Closing Consideration and any other amounts, to which such Company Stockholder would have been entitled under Section 2.2(c) with respect to such shares.
     2.7 Tax Withholding. Buyer or Buyer’s agent (including, for this purpose, the Escrow Agent) shall be entitled to deduct and withhold from the Closing Consideration, the Escrow Consideration or any other payment otherwise payable pursuant to this Agreement to any Company Securityholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made.
     2.8 Escrow.
             (a) Escrow Consideration. Pursuant to the Escrow Agreement, at the Effective Time, Buyer shall deposit with the Escrow Agent the Escrow Consideration and the Post-Closing Representative Expense Amount in cash, to be held and distributed pursuant to the terms of the Escrow Agreement. By (i) voting in favor of the Merger, (ii) executing and delivering to Buyer a Supporting Stockholder Option Agreement, (iii) executing and delivering an Option Termination Agreement to the Company, (iv) exchanging shares of Company Capital Stock for any payment pursuant to this Article II, (v) executing and delivering a Bonus Recipient Agreement or (vi) accepting any payment under an Option Termination Agreement or Bonus Recipient Agreement, each Company Securityholder irrevocably approves the deposit of the Escrow Consideration and the Post-Closing Representative Expense Amount with the Escrow Agent, the terms of the Escrow Agreement, the terms of this Section 2.8, the appointment of the Representative (and any successor to the Representative as contemplated by this Agreement) and the terms of Section 2.9. The amounts available from time to time in the escrow account from which Claims may be paid shall be the “Escrow Amount”, which as of the Effective Time shall be equal to the Escrow Consideration and, for purposes of clarification, shall not include any interest on such amount, or the Post-Closing Representative Expense Amount or any interest thereon. The Post-Closing Representative Expense Amount shall be available to the Representative to cover Representative Expenses pursuant to Section 2.8(d). The Escrow Amount and the Post-Closing Representative Expense Amount (and any interest accrued thereon) shall, during the term of the Escrow Agreement, be the property of Buyer, it being understood for purposes of clarification that any interest on the Escrow Amount shall be held by the Escrow Agent, subject to the provisions of Section 2.8(g), on behalf of and for the account of the Company Securityholders. Subject to Section 2.5, 2.6, 2.8(h) and 2.8(i),

each Company Securityholder shall be entitled to receive, on the later of (i) one year anniversary of the Closing Date and (ii) the date on which there are no Unresolved Claims pending (the later of such dates, the “Release Date”), its, his or her Escrow Pro-Rata Share of any remaining Escrow Amount and the Post-Closing Representative Expense Amount (and any interest accrued thereon and remaining pursuant to the Escrow Agreement), subject to any reimbursement claims made by a Buyer Indemnitee for any Buyer Losses for which such Buyer Indemnitee is determined to be entitled to be indemnified pursuant to Article IX. Any interest accruing on the amounts held pursuant to the Escrow Agreement shall, subject to Sections 2.5, 2.6, 2.8(d) and 2.8(i), be paid to the Company Securityholders as provided for in Sections 2.8(e) or 2.8(g). The Company, Buyer and Merger Sub each hereby agree to treat the Escrow Consideration as proceeds from an installment sale within the meaning of Section 453 of the Code, and unless the Company or Buyer subsequently concludes that such treatment is inconsistent with Applicable Law as it exists from time to time, the Company, Buyer or Merger Sub shall not take any actions inconsistent with this treatment.
             (b) Claim; Notice. If at any time and from time to time on or after the Closing Date and prior to the Release Date a Buyer Indemnitee makes a Claim pursuant to Article IX of this Agreement for which such Buyer Indemnitee seeks reimbursement from the Escrow Amount, Buyer shall deliver to the Representative a Claim Notice, setting forth in reasonable detail the facts giving rise to such Claim and including in such Claim Notice the reasonably estimated maximum possible amount of such Claim based on the facts known as of the date of the Claim Notice. If and to the extent that Buyer has not received a Dispute Statement relating to any Claim from the Representative within the period for delivery of the same in accordance with Section 2.8(c) below, then the Representative and Buyer pursuant to joint written instructions shall instruct the Escrow Agent to distribute to Buyer that portion of the Escrow Amount equal to the amount of the Admitted Liability with respect to such Claim. In the event the Representative does not dispute the Claim as set forth in the Claim Notice in a timely manner as set forth in Section 2.8(c) or only disputes a portion thereof, then the amount of the Claim described in the Claim Notice or the portion thereof not disputed shall be deemed to be admitted (the “Admitted Liability”).
             (c) Dispute Statement. In the event the Representative shall dispute the validity of all or any amount of a Claim as set forth in the Claim Notice, the Representative shall, within 30 days of its receipt of the Claim Notice, execute and deliver to Buyer a Dispute Statement. If the Representative delivers to Buyer a Dispute Statement applicable to all or any portion of a Claim within the period for delivery of the same set forth above, then the amount of the Claim disputed by the Representative in such Dispute Statement shall not be distributed to such Buyer Indemnitee until either (i) Buyer and the Representative agree in writing to the resolution of the amount of the Claim disputed by the Representative in such Dispute Statement or (ii) a court of competent jurisdiction enters a final non-appealable order resolving the amount of the Claim disputed by the Representative in such Dispute Statement. Upon such written agreement or final order (a “Resolved Claim”), as the case may be, the Representative and Buyer, pursuant to joint written instruction, shall instruct the Escrow Agent to distribute to Buyer that portion of the Escrow Amount equal to the amount of the Resolved Claim if and to the extent that matters covered thereby have been resolved in favor of a Buyer Indemnitee.

          (d) Representative Expenses from the Closing Date through Release Date. The Representative (including any former Representative) shall be entitled, upon delivery to the Escrow Agent, from time to time, of an itemized list of expenses incurred by such Representative in connection with the Representative’s duties under this Agreement, the Supporting Stockholder Option Agreement, the Option Termination Agreements and the Escrow Agreement, including, the payment of reasonable fees for attorneys, accountants and other experts, any fees, expenses or other amounts due the Escrow Agent (including any indemnification thereof pursuant to the Escrow Agreement), as well as any other Representative Losses suffered by the Representative to which the Company Securityholders are required to indemnify the Representative pursuant to Section 2.9(c) hereof and Section 4.2 of the Supporting Stockholder Option Agreements (collectively, the “Representative Expenses”), to receive from the Escrow Agent reimbursement of such amounts from the Post-Closing Representative Expense Amount or from any interest accruing on the Escrow Amount or the Post-Closing Representative Expense Amount or from any Escrow Amount available for distribution to the Company Securityholders at the time such amounts otherwise would be distributed to the Company Securityholders (collectively, the “Representative Expense Funds”). In addition to reimbursement for Representative Expenses then incurred to date, the Representative may request that the Escrow Agent reserve from time to time out of the Representative Expense Funds an amount reasonably calculated by the Representative to cover reasonably anticipated Representative Expenses. Neither the Post-Closing Representative Expense Amount nor any interest accruing on the Escrow Amount or the Post-Closing Representative Expense Amount shall be available to Buyer to cover Claims and no portion of the Representative Expense Funds shall constitute part of the Escrow Amount. Any interest on the Post-Closing Representative Expense Amount shall, subject to this Section 2.8(d) and Sections 2.5, 2.6 and 2.8(h), be paid to the Company Securityholders as provided for in Sections 2.8(e) or 2.8(g).
          (e) Initial Distribution to Company Securityholders from Escrow. The Escrow Agent shall upon joint written instructions from the Representative and Buyer, distribute with respect to each Company Securityholder on behalf of Buyer, subject to Section 2.6 and 2.8(h), promptly following the one-year anniversary of the Closing Date, each Company Securityholder’s Escrow Pro-Rata Share of the Escrow Amount less the sum of (I) all Unresolved Claims as of such date, (II) all Claims that have resulted in an Admitted Liability or become a Resolved Claim in favor of Buyer as of the one-year anniversary of the Closing Date (to the extent not paid before such date) and (III) any Representative Expense reimbursement or reserve claim by the Representative pursuant to Section 2.8(d) (to the extent not paid before the one-year anniversary of the Closing Date). For purposes of this Agreement, the term “Unresolved Claims” shall mean the aggregate amount of all Claims that are the subject of a timely Claim Notice as of the specified date, including any Claims for which a Claim Notice has been delivered, but only if and to the extent that such Claims have not resulted in an Admitted Liability or have not become a Resolved Claim that has been satisfied in full as of such date.
          (f) Subsequent Distributions to Company Securityholders from Escrow. If, at any time after the Escrow Agent’s distribution to the Company Securityholders of a portion of the Escrow Amount in accordance with Section 2.8(e), there is a Resolved Claim in favor of the Company Securityholders, the Representative and Buyer, pursuant to joint written instructions, shall direct the Escrow Agent to distribute with respect to each Company Securityholder, subject to Section 2.6, 2.8(h) and 2.8(j), such Company Securityholder’s Escrow Pro-Rata Share of the amount of such Resolved Claim less any Representative Expense reimbursement or reserve claim (to the extent not theretofore paid) by the Representative pursuant to Section 2.8(d). If, at any time after the Escrow Agent’s distribution to the Company Securityholders of a portion of the Escrow Amount in accordance with Section 2.8(e), there is a Resolved Claim in favor of Buyer and any amount reserved pursuant to the Escrow Agreement to cover the amount of such claim exceeds the amount of the Resolved Claim, the Representative and Buyer, pursuant to joint written instructions, shall direct the Escrow Agent to distribute with respect to each Company Securityholder, subject to Section 2.6, 2.8(h) and 2.8(j), such Company Securityholder’s Escrow Pro-Rata Share of such excess amount less any Representative Expense reimbursement or reserve claim (to the extent not therefore paid) by the Representative pursuant to Section 2.8(d). Following the Release Date, the Escrow Agent also shall distribute with respect to such Company Securityholders on behalf of Buyer and subject to subject to Section 2.5, 2.6 and 2.8(h), each of such Company Securityholders’ Escrow Pro-Rata Share of (A) any Post-Closing Representative Expense Amount not reimbursed to the Representative, or subject to a claim for reimbursement or reserve by the Representative, as of such date and (B) any interest then accrued to date on the Escrow Amount or the Post-Closing Representative Expense Amount.
          (g) Interest Payments; Representative Expenses. On or following the Release Date and on the date the Escrow Agreement is terminated, any interest remaining in the escrow account established pursuant to the Escrow Agreement and any Post-Closing Representative Expense Amount (or Escrow Amount, if applicable) not reimbursed to the Representative, or subject to a claim for reimbursement or reserve by the Representative pursuant to Section 2.8(d), as of such date, shall be paid with respect to each Company Securityholder pursuant to its, his or her Escrow Pro-Rata Share, subject to Section 2.6, 2.8(h), 2.8(i) and 2.8(j).
          (h) Unclaimed Escrow Pro-Rata Share. Any portion of the amounts otherwise available for distribution at any time and from time to time to Company Securityholders pursuant to Section 2.8 that relate to Dissenting Shares shall upon joint written instructions of Buyer and the Representative be paid by the Escrow Agent to Buyer. Any portion of the amounts available for distribution to Company Securityholders pursuant to Section 2.8 that relates to Company Options held by Former Optionholders or Bonus Recipients that do not become Qualified Former Optionholder/Bonus Recipients shall not be payable to such Former Optionholders or Bonus Recipients but shall, subject to Section 2.6, 2.8(i) and, be allocated and paid to the holders of Company Capital Stock (other than the holders of Dissenting Shares) and Qualified Former Optionholder/Bonus Recipients pro rata in relation to the number of Fully-Converted Common Shares held by such Company Securityholders.
          (i) Payments to Qualified Former Optionholder/Bonus Recipients. Notwithstanding any provision of this Section 2.8 or any applicable Option Termination Agreement or Bonus Recipient Agreement to the contrary, no payments shall be made pursuant to this Section 2.8 to a Qualified Former Optionholder/Bonus Recipient after the fifth anniversary of the Agreement Date (or, if permitted under Code Section 409A (including under any interpretive guidance available with respect thereto) without causing Employee to be subject to any additional taxes or other penalties under Section 409A, by the end of the calendar year in which such fifth anniversary occurs), and any such payment that would have been payable to a Qualified Former Optionholder/Bonus Recipient but for this sentence shall, subject to Section 2.8(j), be allocated and paid to the holders of Company Capital Stock (other than the holders of Dissenting Shares) pro rata in relation to the number of Fully-Converted Common Shares (excluding, for this purpose any amounts contemplated by clause (C) of the definition of Fully-Converted Common Shares) held by each such holder of Company Capital Stock.
          (j) Conditions to All Payments to Company Stockholders. Notwithstanding any other provision of this Agreement, no Company Stockholder shall be entitled to any payment from the Escrow Amount unless and until such Company Stockholder has satisfied the conditions to payment set forth in Section 2.5(a).
          (k) Escrow Fees. All costs and fees of the Escrow Agent shall be borne by Buyer.
          (l) Reliance; Sole Remedy. The Escrow Agent shall each be entitled to rely on the Representative Expenses presented to the Escrow Agent by the Representative without any obligation to conduct any diligence inquiry or investigation as to their accuracy, completeness or relevance to Representative’s actions under this Agreement or the Escrow Agreement.
          (m) Termination of Escrow Agreement. Promptly following the later of (i) the date that is 18 months after the Closing Date or (ii) if as of the Closing Date there are any Carryover Claims or if as of the date that is 18 months after the Closing Date there remain any Unresolved Claims, six months after the later of the date on which the last of the Carryover Claims or Unresolved Claims have been resolved either by agreement in writing between Buyer and the Representative or by a decision of a court of competent jurisdiction entering a final non-appealable order resolving the amount of the Unresolved Claim or Carryover Claim, as applicable, disputed by the Representative, the remaining Escrow Amount shall be distributed by the Escrow Agent to Buyer and, thereafter, any Company Securityholder who has not been paid the amounts owing to the Company Securityholder in respect of the Escrow Amount pursuant to Section 2.8, subject to applicable escheat, abandoned property or similar laws and regulations, shall look only to Buyer for payment of any such amounts payable in respect of such Company Securityholder’s interest in the amount so distributed to Buyer
     2.9 Representative.
          (a) By (i) voting in favor of the Merger, (ii) executing and delivering to Buyer the Supporting Stockholder Option Agreement, (iii) executing and delivering an Option Termination Agreement to the Company and Buyer, (iv) exchanging shares of Company Capital Stock for any payment pursuant to Article II, (v) executing and delivering a Bonus Recipient Agreement or (vi) accepting any payment under an Option Termination Agreement or Bonus Recipient Agreement, each Company Securityholder irrevocably approves and designates the Representative to be the representative, individually and collectively, of the Company Securityholders for purposes of this Agreement as set forth in this Section 2.9 or otherwise as specifically set forth in this Agreement and for purposes of the Escrow Agreement and the Supporting Stockholder Option Agreement. The Company Securityholders shall be bound by any and all actions taken by the Representative pursuant to the powers granted to the Representative pursuant to this Section 2.9. Buyer and Merger Sub shall be entitled to rely in good faith upon any communication or writings given or executed by the Representative that on their face purport to be within the scope of this Section 2.9.
          (b) The Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Company Securityholder, with full power in its, his or her name and on its, his or her behalf to act according to the terms of this Agreement, the Supporting Stockholder Option Agreement and the Escrow Agreement in the absolute discretion of the Representative (except to the extent otherwise required to act hereunder) with respect to the following matters: (i) giving and receiving of notices hereunder or under the Supporting Stockholder Option Agreement or the Escrow Agreement, and such notice shall be deemed to have been validly given by or delivered to each Company Securityholder; (ii) contesting, defending and settling any and all Claims for indemnification as provided for in Sections 2.8 or Article IX, including authorizing the release of cash held pursuant to the Escrow Agreement to satisfy such Claims, and including by not objecting to such Claims, (iii) taking actions delegated to the Representative in this Agreement or the Escrow Agreement, (iv) taking any actions, giving any notice, releasing any funds and making any decisions as the Representative as set forth in this Agreement, the Supporting Stockholder Option Agreement or the Escrow Agreement, (v) reviewing and commenting on any Tax Returns and acting with respect to any Tax audits or inquiries, (vi) agreeing to waive or amend, and executing any such waiver or amendment of, any provision of this Agreement or the Escrow Agreement, and any such waiver or amendment shall be binding on such Company Securityholders, (vii) consummating any Contemplated Transactions to that extent action is required or advisable to be taken by the Representative in his, her or its capacity as such or by any Company Securityholders, and (viii) taking all actions necessary, convenient or advisable in the judgment of the Representative (which judgment shall be proved conclusively by the taking of such actions) for the accomplishment of the foregoing or any of the Contemplated Transactions. This power of attorney and agency and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable, coupled with an interest and shall not be terminated by any act of any Company Securityholder or any other Person, or by operation of law, whether by such Company Securityholder’s death or any other event. Notwithstanding the foregoing, Company Securityholders holding a majority of the Fully-Converted Common Shares as of immediately prior to the Effective Time, upon written notice to Buyer, the Escrow Agent and the Representative, shall have the right to remove the Representative, provided that at the time of removal of the Representative, his, her or its successor is appointed and acknowledges and accepts such appointment in writing. The Representative may resign at any time upon no less than 20 days’ written notice to Buyer, the Escrow Agent and each Company Securityholder, and if the initial Representative named in this Agreement shall resign he shall automatically and without any further action by any Person be replaced by Arnold Oronsky. Thereafter, Arnold Oronsky may resign at any time upon no less than 20 days’ written notice to Buyer, the Escrow Agent and each Company Securityholder (or such longer notice period of up to no less than 60 days’ written notice if a successor Representative has not been selected prior to the applicable resignation date). If Arnold Oronsky shall give notice of intent to resign, or ceases to act as the Representative for any reason, the holders of at least a majority of the Fully-Converted Common Shares outstanding as of immediately prior to the Effective Time shall, by written notice to Buyer, appoint a successor Representative within 30 days. After the Representative’s resignation or removal hereunder, the provisions of this Section 2.9 shall continue in effect with respect to the Representative who resigned or was removed in respect of any actions taken or omitted to be taken by the Representative while he, she or it was acting as the Representative. It is agreed that the Representative shall at all times be the same Person as the “Shareholder Representative” pursuant to the Supporting Stockholder Option Agreement.
          (c) The Representative shall not be liable to any of the Company Securityholders or any of their respective Affiliates in the absence of fraud, gross negligence or willful misconduct on the part of the Representative for any decisions made or actions taken by the Representative pursuant to this Agreement, a Supporting Stockholder Option Agreement, an Option Termination Agreement, a Bonus Recipient Agreement or the Escrow Agreement and shall have no duties or obligations except those expressly set forth in this Agreement, a Supporting Stockholder Option Agreement, an Option Termination Agreement, a Bonus Recipient Agreement and the Escrow Agreement. Without limiting the generality of the foregoing, the Representative (i) shall not be subject to any implied duties, (ii) shall have no duty to take any discretionary action or exercise any discretionary powers, and (iii) shall not be required to take any action that, in the opinion of its counsel, reasonably could be expected to expose the Representative to Liability or that is contrary to law. All expenses of the Representative in excess of amounts available to the Representative to cover Representative Expenses pursuant to the Escrow Agreement shall be borne by the Company Securityholders. Each of the Company Securityholder agrees, severally, in proportion to that number of shares of Fully-Converted Common Shares held by such Company Securityholder as of immediately prior to the Effective Time (other than Dissenting Shares) over the total number of shares of Fully-Converted Common Shares outstanding as of immediately prior to the Effective Time (other than Dissenting Shares), to indemnify the Representative, from and against any claims, losses, damages, liabilities, penalties, interest, costs and expenses (including reasonable attorneys, accounting and consulting fees and other reasonable expenses, including any such reasonable expense incurred in connection with investigating, defending against or settling any Claim or preparing any Tax Return, and in each case including any Representative Expenses) that the Representative may incur as a result of its acting as the Representative hereunder or pursuant to the Escrow Agreement or in connection with the performance of any of its duties hereunder or pursuant to the Escrow Agreement (including those arising from any indemnification by the Representative of the Escrow Agent pursuant to the Escrow Agreement) (collectively “Representative Losses”) to the fullest extent permitted by Applicable Law, except to the extent that such Representative Losses are caused by actions taken by, or omitted to be taken by, the Representative constituting fraud, gross negligence or willful misconduct.
          (d) The Representative covenants and agrees that, as of the Closing Date, he, she or it will enter into the Escrow Agreement.

     2.10 Further Assurances. If, at any time before or after the Effective Time, any of the Parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement or any of the Contemplated Transactions, then the Company, Buyer, Merger Sub, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement and the Contemplated Transactions.
     2.11 Assignment and Assumption of Company Obligations.
          (a) Effective upon the Supporting Stockholder Option Trigger Date, the Company shall, and hereby does, assign, and Buyer shall, and hereby does, assume and shall pay, perform and discharge all Contracts listed on Schedule 2.11(a) attached hereto in respect of the period on and after September 1, 2007, with respect to Company A Obligations and on and after the Supporting Stockholders Trigger Date with respect to Category B Obligations; provided, that, to the extent that any Contract listed on Schedule 2.11(a) attached hereto cannot be so assigned, the Company and Buyer shall cooperate with each other to ensure that the Buyer receives the same economic benefit and assumes the same liability associated with the Contract as if the Contract had been so assigned. Effective upon the termination of this Agreement, Buyer shall, and hereby does, assign the Contracts listed on Schedule 2.11(a) that were previously assigned to Buyer by the Company, and the Company shall, and hereby does, assume, pay perform and discharge all of such Contracts from that date forward; provided, that, to the extent that any such Contract cannot be so assigned, the Buyer and Company shall cooperate with each other to ensure that the Company receives the same economic benefit and assumes the same liability associated with the Contract as if the Contract had been so assigned; and provided further, that except as otherwise contemplated by this Agreement the Company shall not, and hereby does not, assume any Liabilities arising pursuant to such Contracts prior to the termination of this Agreement. Effective upon the Supporting Stockholder Option Trigger Date, Buyer shall assume the obligation to pay, perform and discharge Category A Obligations (A) that are (i) incurred in the ordinary course of business consistent with past practice, incurred under a contract listed on the Company Disclosure Schedule or Schedule 2.11(a) or incurred during the period from September 1, 2007 until the Supporting Stockholder Option Trigger Date and approved in writing by Buyer, and (ii) not in breach or violation of any of the representations, warranties, covenants or agreements of the Company in this Agreement or any Company Ancillary Agreement, to the extent incurred during the period beginning on September 1, 2007 and ending on the date on which this Agreement is terminated. Effective upon the Supporting Stockholder Option Trigger Date, Buyer shall assume the obligation to pay, perform and discharge Category B Obligations (A) that are (i) incurred in the ordinary course of business consistent with past practice, incurred under a contract listed on the Company Disclosure Schedule or Schedule 2.11(a) or incurred during the period from September 1, 2007 until the Supporting Stockholder Option Trigger Date and approved in writing by Buyer, and (ii) not in breach or violation of any of the representations, warranties, covenants or agreements of the Company in this Agreement or any Company Ancillary Agreement, to the extent incurred during the period beginning on the Supporting Stockholder Option Trigger Date and ending on the date on which this Agreement is terminated. In addition to the foregoing, during the period beginning on the Supporting Stockholder Option Trigger Date and ending on the date on which this Agreement is terminated, Buyer shall promptly pay, perform and discharge all obligations, other than Category C Obligations (except to the extent contemplated by the proviso below) and other than Post-Signing Merger and Other Expenses, (i) arising under any Contract entered into by the Company on, or after the Supporting Stockholder Option Trigger Date, including any lease, contract research organization agreement, consulting agreement, project agreement, vendor agreement or quality agreement, (ii) reasonably necessary in connection with the maintenance and registration of the Company’s Intellectual Property, (iii) owed to, or payable with respect to, employees and consultants of the Company, including all salaries, wages and bonuses, employment Taxes, or Liabilities incurred by the Company in connection with health and welfare or other employment-related benefits provided to employees or consultants of the Company and including, for the avoidance of doubt, all Liabilities arising under the Client Service Agreement, dated April 24, 2006, by and between the Company and Administaff Companies II, L.P. (the “Administaff Agreement”), and (iv) owed to legal, accounting, financial or other third party advisors, in each case, to the extent but only to the extent such obligations (A) arise out of and relate to such period and (B) did not relate to or arise out of an action, event, fact or circumstance that constitutes a breach or violation of any of the representations, warranties, covenants or agreements of the Company in this Agreement or any Company Ancillary Agreement; provided, however, that to the extent the Company no longer has funds available during the Option Period to pay expenses relating to or arising out of actions taken or failures to take action on or before the Supporting Stockholder Option Trigger Date, Buyer shall be responsible for and shall pay up to $300,000 in the aggregate of such expenses upon the written request of the Company. Notwithstanding the foregoing provisions of this Section 2.11(a), Buyer shall not be responsible for the costs and expenses in respect of any employee of the Company (or consultants retained through the Administaff Agreement) (including any of the costs and expenses contemplated by clause (iii) of the preceding sentence) in respect of any period commencing on the later of the last day of the Transition Period or the thirtieth day following the date on which Buyer advises the Company in writing that the services of such employee or consultant no longer are needed by Buyer in connection with its activities under the Development Agreement.
          (b) “Category A Obligations” means expenses incurred by the Company in respect of the matters set forth in Schedule 2.11(b)(i) attached hereto. “Category B Obligations” means expenses incurred by the Company in respect of the matters set forth in Schedule 2.11(b)(ii) attached hereto. “Category C Obligations” means expenses incurred by the Company or the Representative in respect of the matters set forth in Schedule 2.11 (b)(iii) attached hereto.
          (c) In order to interpret and implement the provisions of this Section 2.11, the Parties agree as follows:
               (i) Following the Supporting Stockholder Option Trigger Date, Buyer shall arrange for the preparation of a balance sheet of the Company as of the close of business on August 31, 2007, which shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, the Company’s accounting policies and methods reflected in the Financial

Statements (the “Preliminary August Balance Sheet”). The Preliminary August Balance Sheet shall be reviewed by an independent accounting firm engaged and paid for by Buyer and reasonably acceptable to the Company. The Company shall cooperate with Buyer in the preparation of the Preliminary August Balance Sheet and, in connection therewith, shall provide such information and documents as may be necessary or reasonably helpful in the preparation of the Preliminary August Balance Sheet.
               (ii) Buyer shall deliver the Preliminary August Balance Sheet to the Representative on or before the date that is 90 days after the Supporting Stockholder Option Trigger Date.
               (iii) In the event the Representative disputes the correctness of the Preliminary August Balance Sheet, the Representative shall provide notice in writing to Buyer of his objections within 45 days after receipt of the Preliminary August Balance Sheet and shall set forth, in writing and in reasonable detail, each of the reasons for such objections; provided, however, that any items that are not specifically identified as being in dispute in such notice shall be deemed accepted by the Representative. If the Representative fails to deliver a notice of objections within such 45-day period, the Preliminary August Balance Sheet shall be deemed accepted by the Representative. If the Representative delivers a notice of objections within the 45-day period following receipt of the Preliminary August Balance Sheet, the Representative and Buyer shall attempt in good faith to resolve the disputes subject to the notice of objections within a period of 30 days following receipt by Buyer of the notice of objections from the Representative. If the Representative and Buyer are unable to resolve the matter during such 30-day period, the Representative and Buyer shall submit the dispute to the independent accounting firm that reviewed the Preliminary August Balance Sheet for resolution in a manner consistent with this Section 2.11 and, to the extent possible, with any matters not in dispute and included in the Preliminary August Balance Sheet. The balance sheet of the Company as of August 31, 2007, as determined pursuant to this Section 2.11(c), whether by failure of the Representative to object to the Preliminary August Balance Sheet within the 45-day period referenced above or as a result of the determination of the independent accounting firm as contemplated by the preceding sentence, is referred to as the “Final August Balance Sheet.”
               (iv) All Liabilities accrued on the Final August Balance Sheet shall be deemed conclusively to be Category C Obligations.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby makes to Buyer and Merger Sub the representations and warranties contained in this Article III, as of the Agreement Date and, with respect to the representations and warranties contained in Sections 3.1, 3.3(a), 3.4, 3.9 and 3.13, except for changes contemplated by this Agreement, as of the Supporting Stockholder Option Trigger Date and the Closing Date.
     3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and corporate authority to own, operate and lease its properties and to carry on the Company Business as it is now being conducted, as contemplated to be conducted in accordance with the terms of this Agreement and the Contemplated Transactions. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to result in or have, individually or in the aggregate, a Material Adverse Effect on the Company or, individually or in the aggregate, be material to the Company’s ability to consummate the Merger or to perform its obligations under this Agreement or any of the Company Ancillary Agreements. The Company is not in violation of the Company Charter or the Company Bylaws, true and correct copies of which, in each case as amended to date, have been delivered or otherwise made available to Buyer and are in full force and effect.
     3.2 Subsidiaries. The Company does not have and has never had any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.
     3.3 Power, Authorization and Validity.
          (a) Power and Authority. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Contemplated Transactions, including the consummation of the Merger, subject only to receipt of the Stockholder Approvals. The execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, including the consummation of the Merger, have been duly and validly approved and authorized by the Company’s Board of Directors.
          (b) No Consents. Subject to the receipt of the Stockholder Approvals and except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Authority, (ii) any other governmental Person or (iii) any other Person is necessary or required to be made or obtained by the Company to enable the Company lawfully to execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger or to effect any of the other agreements, transactions or actions contemplated hereby or thereby (including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger), except (A) for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (B) for notifications and filings under the HSR Act and expiration of the waiting period under the HSR Act, and (C) in the case of clause (iii), to the extent that the failure to obtain such consent, approval, order or authorization of, or to make such registration, declaration or filing with such Person would not materially delay or materially affect the terms of the Contemplated

Transactions or otherwise would not reasonably be expected to result in or have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company or the Representative, as the case may be, shall be, valid and binding obligations of the Company or the Representative, as the case may be, enforceable against the Company or the Representative, as the case may be in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally; and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies; provided, however, that with respect to the Option Termination Agreements, such representation and warranty shall be considered made as of the Supporting Stockholder Option Trigger Date.
          (d) Required Vote of Company Securityholders. The affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class; and (ii) the holders of 60% of the outstanding shares of Company Series A Preferred Stock voting as a separate class (collectively, the “Stockholder Approvals”), are the only votes or consents of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement and approve the Merger or to effect any of the other agreements, transactions or actions contemplated hereby or thereby. Each share of Company Capital Stock is entitled to one vote per share.
          (e) Board of Directors Approval and Recommendation. The Board of Directors of the Company has unanimously determined that this Agreement, the Company Ancillary Agreements, and the Contemplated Transactions, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, and have declared their advisability and recommended that the Company Stockholders adopt this Agreement and approve the Merger.
     3.4 Capitalization of the Company.
          (a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 23,100,000 shares of Company Common Stock and 16,100,000 shares of Company Series A Preferred Stock. A total of 3,338,240 shares of Company Common Stock and 16,100,000 shares of Company Series A Preferred Stock are issued and outstanding as of the Agreement Date. Each Company Stockholder holding one share of Company Series A Preferred Stock has the right to receive one share of Company Common Stock upon conversion thereof. The number and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date are set forth on Schedule 3.4(a) of the Company Disclosure Schedule, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Schedule, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Schedule except for shares of Company Capital Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule

3.4(b) of the Company Disclosure Schedule or the conversion of outstanding shares of Company Series A Preferred Stock listed on Schedule 3.4(a) of the Company Disclosure Schedule. Schedule 3.4(a) of the Company Disclosure Schedule sets forth all holders of Unvested Company Shares, and for each such Company Stockholder, as of the Agreement Date, (i) the number of Unvested Company Shares held; (ii) the terms of the Company’s rights to repurchase such Unvested Company Shares, including the repurchase price thereof; (iii) the schedule on which such rights lapse; and (iv) whether such repurchase rights lapse in full or in part as a result of any of the Contemplated Transactions or upon any other event or condition. Except as set forth on Schedule 3.4(a) of the Company Disclosure Schedule, the Company does not hold any shares of Company Capital Stock in its treasury. All issued and outstanding shares of Company Capital Stock (A) have been duly authorized and validly issued, (B) are fully paid and nonassessable, (C) were not issued in violation of and, except under the agreements to be terminated pursuant to Section 7.2(c) hereof, are not subject to any right of rescission, right of first refusal or preemptive right created by, statute, the Company Charter, the Company Bylaws, any Contract to which the Company is a party, or otherwise, and (D) have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law (including the Securities Act and other applicable federal or state securities or blue sky laws) and all requirements set forth in applicable Contracts to which the Company is a party. There is no Liability for dividends accrued and unpaid by the Company.
          (b) Options. The Company has reserved an aggregate of 1,285,625 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options). A total of 861,880 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options outstanding as of the Agreement Date that are exercised in accordance with their terms prior to the Closing Date or canceled or surrendered pursuant to the terms of the Company Option Plan or an Option Termination Agreement. Schedule 3.4(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option; (ii) the exercise price per share of such Company Option; (iii) the number of shares covered by such Company Option; (iv) the vesting schedule for such Company Option; (v) whether such Company Option is an incentive stock option or non-statutory stock option under the Code; and (vi) whether the exercisability of such Company Option shall be accelerated in any manner by any of the Contemplated Transactions or upon any other event or condition and the extent of acceleration, if any. All outstanding Company Options were granted under the Company Stock Plan. True and correct copies of the Company Stock Plan, the standard agreements under the Company Stock Plan and each agreement for each Company Option that does not conform in all material respects to the standard agreements executed pursuant to the Company Stock Plan have been made available by the Company to Buyer. All Company Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.
          (c) No Other Rights. Except for Company Options, the conversion rights of the Company Series A Preferred Stock, the agreements to be terminated pursuant to Section 7.2(c) and the Convertible Notes or as set forth on Schedule 3.4(c ) of the Company

Disclosure Schedules, which will be repaid as of the Supporting Stockholder Option Trigger Date out of the Aggregate Option Consideration, there are no stock appreciation rights, phantom stock rights, options, warrants, calls, commitments, subscriptions, conversion or exchange privileges or preemptive or other rights or Contracts to which the Company is a party outstanding to purchase, redeem or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, commitment, conversion privilege or preemptive or other right or Contract. Except under the Company Bylaws, the Supporting Stockholder Option Agreement and the agreements to be terminated pursuant to Section 7.2(c) hereof or as set forth on Schedule 3.4(c ) of the Company Disclosure Schedules, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company to which the Company is a party.
          (d) Option Termination. The cancellation and termination of the Company Options pursuant to the terms and conditions of this Agreement and the Option Termination Agreement is in accordance with Applicable Law and the terms and conditions of the Company Stock Plan, and no further action under the Company Stock Plan shall be required for the cancellation and termination of the Company Options.
     3.5 No Conflicts. Except as set forth on Schedule 3.5 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other Contemplated Transaction, shall (a) conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), constitute a default under or require the consent, release, waiver or approval of any third party, under: (i) any provision of the Company Charter or Company Bylaws, (ii) any Applicable Law applicable to the Company or any of its assets or properties, or (iii) any judgment, decree or order to which the Company is a party or by which its properties or assets are bound; (b) result in the creation or imposition of any Encumbrance on any properties or assets of the Company other than arising pursuant to the terms of this Agreement or any Company Ancillary Agreement; or (c) create in any third party the right to terminate, modify or cancel any Contract to which the Company is a party, except in the case of the foregoing clauses (a)(iii), (b) or (c) where such conflict, termination, breach, impairment, violation, default, or failure to obtain any such consent, waiver or approval would not reasonably be expected to result in or have, individually or in the aggregate, a Material Adverse Effect on the Company or be material to the Company’s ability to consummate the Merger or to perform its obligations under this Agreement and the Company Ancillary Agreements.
     3.6 Litigation. Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened, against the Company or through which the Company’s business, properties or assets are subject, and the Company is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority. None of the matters set forth on Schedule 3.6, if finally determined adversely to the Company, would reasonably be expected to result in or have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.7 Taxes. Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the Company (and any affiliated, consolidated, combined or unitary group for Tax purposes of which the Company is or has been a member): (a) has properly completed in all material respects and timely filed all Tax Returns required to be filed by it; (b) has timely paid all Taxes required to be paid by it for which payment was due; and (c) the Liability for unpaid Taxes did not exceed the reserve for the payment of all Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the face of the Company Balance Sheet, rather than in any notes thereto), and does not exceed that reserve as adjusted for the passage of time through the Agreement Date in accordance with the past custom and practice of the Company in filing its Tax Returns. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and is not the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the Company is not delinquent in the payment of any Tax or in the filing of any Tax Returns, and no deficiencies for any Tax have been claimed, assessed, or, to the Company’s Knowledge, threatened against the Company or any of its officers, employees or agents in their capacity as such. The Company has not received any notification from the Internal Revenue Service or any other Taxing authority regarding any material issues that (x) are currently pending before the Internal Revenue Service or any other Taxing agency or authority regarding the Company; or (y) have been raised by the Internal Revenue Service or other Taxing agency or authority and not yet finally resolved. As of the Agreement Date, no Tax Return of the Company is under audit by the Internal Revenue Service or any other Taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable Taxing agencies or authorities or adequate reserves therefore have been established and are reflected in the Company Balance Sheet. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
     3.8 Company Financial Statements. Schedule 3.8(a) of the Company Disclosure Schedule includes the Financial Statements. The Financial Statements: (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), provided, however, that this representation does not apply to the unaudited Financial Statements for the period ended as of the Balance Sheet Date, (b) are derived from and are in accordance with the books and records of the Company and (c) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate will be material). The Company has no Liabilities required to be reflected on or disclosed in financial statements prepared in accordance with GAAP, except for those (a) set forth on Schedule 3.8(b) of the Company Disclosure Schedule or otherwise shown on the Company Balance Sheet and not heretofore paid or discharged, (b) that were incurred after the Balance Sheet Date in the ordinary course of the Company Business consistent with its past practices and (c) expenses that are not the responsibility of Buyer pursuant to Section 2.11 or otherwise which have been incurred by the Company in connection with the Merger, this Agreement, the Supporting Stockholder Option Agreement and the Contemplated Transactions thereby (including, without limitation, any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).
     3.9 Title to Properties. The Company has good and marketable title to all of the assets and properties (including those shown on the Company Balance Sheet) used in the Company Business free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business in substantially the same manner as the Company Business is currently conducted. All material items of machinery, vehicles, equipment and other tangible personal property owned or leased by the Company and used in the Company Business are in good condition and repair, normal wear and tear excepted. Schedule 3.9(a) of the Company Disclosure Schedule sets forth all leases, subleases or other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property used in the Company Business. All leases of real or personal property to which the Company is a party or is bound are fully effective and afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease, free and clear of any Encumbrances, except for Permitted Encumbrances. The Company does not own or have any other interest in any real property. Except as set forth in Schedule 3.9(b), no Person other than the Company owns any personal property situated on the premises of the Company that is used in the operation of the Company Business, other than personal computers and other personal electronic devices.
     3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, from January 1, 2007, through the date of this Agreement, there has not occurred:
          (a) any occurrence that would reasonably be expected to result in or have a Material Adverse Effect on the Company;
          (b) any amendment or supplement to the Company Charter or the Company Bylaws;

          (c) any increase in or modification of the compensation or benefits payable by the Company to any of its employees, officers or directors, including any agreement to pay any severance, bonuses or change of control payments, to any of the Company’s employees in connection with the consummation of the Contemplated Transactions hereby;
          (d) any material damage or destruction to, or loss of, any material asset or property owned, leased or used by the Company in the Company Business (whether or not covered by insurance);
          (e) any declaration, setting aside or payment of a dividend or other distribution with respect to shares of Company Capital Stock;
          (f) any sale of material assets (tangible or intangible) of the Company;
          (g) any alteration or change in the manner of keeping the books, accounts or records of the Company, or in the accounting methods, principles, policies or procedures therein reflected;
          (h) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
          (i) any damage or destruction to, or loss of, any material asset or property owned, leased or used by the Company in the Company Business (whether or not covered by insurance);
          (j) any material violation, amendment or other modification of, or waiver of any material rights or obligations under, any Material Contract; or
          (k) any settlement of any litigation, action, suit, proceeding, claim or arbitration relating to the Company Business.
     3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.11 of the Company Disclosure Schedule set forth a list of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is bound as of the Agreement Date:
          (a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $50,000 or more;
          (b) any Contract for the sale of any material assets of the Company, or for the grant to any Person of any preferential rights to purchase any of its material assets;
          (c) any joint venture or partnership Contract, or other Contract involving the sharing of profits or losses by the Company with any Person;

          (d) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any Contemplated Transaction or any Contract that is entered into in connection with this Agreement;
          (e) any indenture, mortgage, trust, deed, promissory note, loan agreement, security agreement, surety, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;
          (f) any Contract under which the Company has made advance or loans to any other Person, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business or trade payables incurred in the ordinary course of business;
          (g) any Contract that restricts it from (i) engaging in any aspect of its business; (ii) participating or competing in any line of business, market or geographic area; (iii) freely setting prices or terms for its products, services or technologies (including “most favored nation” provisions with respect to pricing or other terms); or (iv) soliciting potential employees, consultants, contractors or other suppliers or customers;
          (h) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;
          (i) any Contract to license to any third party the right to reproduce any of the Company’s Intellectual Property, products, services or technology or any Contract to sell or distribute any of the Company’s Intellectual Property products, services or technology, except (i) non-exclusive licenses granted in the ordinary course of business to consultants or service providers of the Company to enable such consultants or service providers to perform such services for the Company and (ii) any Contract that is terminable by the Company without penalty on 31 days notice or less;
          (j) any Contract that requires the Company to indemnify any other party thereto, other than Contracts otherwise listed on Schedule 3.11 of the Company Disclosure Schedules or entered into in the ordinary course of business that would not reasonably be expected to result in or have a Material Adverse Effect on the Company if the Company were required to indemnify such other party;
          (k) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;
          (l) any Contract of guarantee, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person;

          (m) any Contract between the Company and any Related Party, other than the Convertible Notes, documents relating to the acquisition of Company Capital Stock, employment or consulting Contracts, standard employee benefits generally made available to all employees, outstanding Company Options and related exercise documents and the agreements to be terminated pursuant to Section 7.2(c);
          (n) any Contract pursuant to which it has acquired, or has agreed to acquire, a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise; or
          (o) Any Contract that is not terminable without penalty on notice by the Company of not more than 31 days and otherwise is not listed in Schedule 3.11 of the Company Disclosure Schedule.
A true and complete copy of each agreement or document, including any amendments thereto, (i) required by this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Schedule, and (ii) listed on Schedule 2.11(a), has been made available to Buyer. All Material Contracts are in written form.
     3.12 No Default; No Restrictions.
          (a) Each of the Material Contracts is in full force and effect and is binding and enforceable against the Company, to the extent it is a party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or a law. To the Company’s Knowledge, no party to a Material Contract (a) is in breach or default of such Material Contract or (b) has indicated (whether orally or in writing) that it intends to terminate, seek to modify the terms and conditions or otherwise take action that would materially and adversely impact the Company with respect to such Material Contract. There exists no event which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would constitute a material breach or default by the Company of any Material Contract.
          (b) Except as listed in Schedule 3.11(g) of the Company Disclosure Schedule, the Company is not a party to, and no asset or property of the Company is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company or, following the Effective Time, will restrict or prohibit the Surviving Corporation or Buyer, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions).
     3.13 Intellectual Property.

          (a) The Company currently owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property necessary to conduct the Company Business, except for any such failures to own, license, sublicense or possess that would not reasonably be expected to result in or have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property Licenses. Schedule 3.13(b)(i) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a complete and accurate list of all registrations and applications for registration of Intellectual Property owned by the Company, together with the registration status of each, and Schedule 3.13(b)(ii) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a complete and accurate list of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property that is material to Company Business, taken as a whole, excluding any non-exclusive, generally commercially available, off-the-shelf software programs (collectively, “Intellectual Property Licenses”). No third party has retained or been granted by the Company any right to use any of the Intellectual Property used to conduct the Company Business, except for Intellectual Property that is owned by a third party and is (i) licensed to the Company and disclosed pursuant to Schedule 3.13(b)(ii), (ii) non-exclusive, generally available, off-the-shelf software licensed to the Company and (iii) non-exclusive licenses granted in the ordinary course of business to consultants or service providers of the Company to enable such consultants or service providers to provide such services to the Company.
          (c) All patents and registrations for trademarks, service marks and copyrights which are held by the Company and identified on Schedule 3.13(b)(i) are subsisting and have not expired or been cancelled or abandoned. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Intellectual Property of the Company Business.
          (d) To the Company’s Knowledge, the conduct of the Company Business does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party.
          (e) The Company has taken commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property used in the Company Business. All current and former executive officers, employees and contractors that have or have had a material role in the creation or development of the products of the Company Business or of the Company Business Intellectual Property have executed confidentiality and intellectual property assignment agreements with the Company.
     3.14 Compliance with Laws.
          (a) The Company has complied with, and is now in compliance with, all Applicable Laws, except where the failure to be in compliance would not reasonably be expected to result in or have, individually or in the aggregate, a Material Adverse Effect on the Company. No representation or warranty is made in this Section 3.14(a) with respect to compliance with Applicable Laws relating to matters covered by Sections 3.7, 3.14(b), 3.14(c), 3.14(d), 3.15 or 3.21.
          (b) The Company holds all permits, licenses, registrations, orders, approvals and exemptions from, and has made all filings with, Governmental Authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), except where the failure to hold such would not reasonably be expected to result in or have a Material Adverse Effect on the Company, and all such Governmental Permits relating to the Company Business are valid and in full force and effect. The Company is and has been in compliance with the terms of all Governmental Permits, except where the failure to comply would not reasonably be expected to result in or have a Material Adverse Effect on the Company. No loss or expiration of any Governmental Permit is pending or, to the Company’s Knowledge, threatened, other than expiration of any Governmental Permit in accordance with the terms thereof. The Company has not received any written notice or, to the Company’s Knowledge, oral notice, from any Governmental Authority regarding, nor to its Knowledge is there any threatened administrative or judicial action by any Governmental Authority regarding (i) any actual or possible violation of Applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Except as set forth on Schedule 3.14(b) of the Company Disclosure Schedule, none of the Governmental Permits shall be affected in any adverse manner by the consummation of the Contemplated Transactions.
          (c) Except as set forth on Schedule 3.14(c) of the Company Disclosure Schedule:
               (i) all products currently being manufactured, distributed or developed by the Company that are subject to the jurisdiction of FDA are being developed, stored, tested, labeled and distributed in material compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act, 21 U.S.C. §§301 et. seq., the Public Health Service Act, 42 U.S.C. §§201 et. seq., their implementing regulations, and all applicable similar state and foreign regulatory requirements of any Governmental Authority, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new product;
               (ii) all preclinical trials and clinical trials conducted by or on behalf of the Company have been, and are being, conducted in material compliance with the requirements of Good Laboratory Practice and Good Clinical Practice requirements contained in 21 C.F.R. Part 58 and Part 312 the Animal Welfare Act, and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, 56, 312 and applicable guidance documents, as amended and applicable from time to time and as relevant; and the Company has not been notified by FDA that any human clinical investigation is subject to a clinical hold;

               (iii) all manufacturing operations conducted by or for the benefit of the Company have been and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, 21 C.F.R. Parts 210, 211 and 610, as amended and applicable from time to time;
               (iv) the Company is in compliance with all registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Part 207 and all similar laws, as amended and applicable from time to time;
               (v) none of the Company’s products have been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Authority, by the Company or by any licensee, distributor or marketer of any such products, in the United States or outside of the United States;
               (vi) the Company has not received any notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any of their products, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any of their products;
               (vii) there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any of the Company’s products;
               (viii) as to the products of the Company, if any, for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved or is in effect, the Company is in compliance with 21 U.S.C. § 355, 42 U.S.C. §262 and 21 C.F.R. Parts 312, 600 or 601 et seq., respectively, and all terms and conditions of such licenses or applications, and as to each such drug, the Company and the officers, employees or agents of the Company have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true, complete and correct in all material respects when made;
               (ix) the Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto; and
               (x) neither the Company nor to the Knowledge of the Company, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under 21 U.S.C. § 335a or 42 U.S.C. § 1320a-7 or any similar state law or regulations.
          (d) Set forth in Schedule 3.14(d) of the Company Disclosure Schedule is a complete and accurate list of all of the Company’s products or product candidates noting, where applicable, those products or product candidates where FDA and/or other regulatory approval has been applied for and/or received, and listing the application made and/or the approval obtained. For those products or product candidates listed in Schedule 3.14(d) as receiving FDA and/or other regulatory approval, such approval is in good standing, has not been revoked, rescinded, amended or modified, and to the Company’s Knowledge, no event has occurred and no notification has been received by the Company from the FDA, a notified body or any other party, that would materially adversely affect or otherwise jeopardize the FDA or other regulatory approval status of such products or product candidates. No applications made or other materials submitted by the Company to the FDA or a notified body contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. For the purposes of this Agreement, “product candidates” means compounds on which investigational new drug applications have been filed with the FDA. The product registration files and dossiers of the Company have been maintained in accordance with reasonable industry standards. The Company has in its possession copies of all the material documentation filed in connection with filings made by the Company for regulatory approval or registration of the products or product candidates of the Company. The filings made by the Company for regulatory approval or registration of the products or product candidates of the Company did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.
     3.15 Employees, ERISA and Other Compliance.
          (a) Except as set forth on Schedule 3.15(a) of the Company Disclosure Schedule, the Company does not maintain or contribute to (i) any employee pension benefit plan as defined in Section 3(2) of ERISA (whether or not subject to ERISA), (ii) any employee welfare benefit plan as defined in Section 3(1) of ERISA (whether or not subject to ERISA), (iii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, equity incentive, severance or similar incentive plan or agreement, (iv) any plan or policy providing for “fringe benefits” to its employees, including vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs or (v) any other employment-related agreements, in any case under which any current or former employees, directors, officers, consultants, independent contractors or dependents of any of the foregoing of the Company are eligible to participate or derive a benefit or under which the Company could have any Liability (collectively, “Employee Benefit Plans”). No Employee Benefit Plan listed on Schedule 3.15(a) of the Company Disclosure Schedule is subject to Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has made contributions to, or been under any obligation to make any contributions to, any multiemployer plan as defined in Section 3(37) or 3(40) of ERISA. Neither the Company nor any of its ERISA Affiliates sponsors (or has ever sponsored) any Employee Benefit Plan subject to Title IV of ERISA. Except as set forth on Schedule 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates sponsors (or has ever sponsored) an Employee Benefit Plan that provides for any benefits following a termination of employment (except as required under Part 6 of Title I of ERISA) or a voluntary employee beneficiary association. All individuals who, pursuant to the terms of any Employee Benefit Plan, are entitled to participate in any Employee Benefit Plan, are currently participating in such Employee Benefit Plan or have been offered an opportunity to do so and have declined in writing.
          (b) Except as set forth on Schedule 3.15(b) of the Company Disclosure Schedule, the Company has made available to Buyer, to the extent applicable, copies, which are correct and complete in all material respects, of the following: (i) the Employee Benefit Plans (or to the extent no such copy exists, an accurate written description thereof), (ii) the annual report (Form 5500) filed with the Internal Revenue Service for the 2005 plan year, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to an Employee Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to an Employee Benefit Plan, (v) the most recent summary plan description for each Employee Benefit Plan and all modifications thereto, and (vi) all material correspondence with the Department of Labor or the IRS with respect to any Employee Benefit Plan.
          (c) Each Employee Benefit Plan has been established and operated in all material respects in accordance with its terms and the requirements of all Applicable Laws, including ERISA and the Code. To the Company’s Knowledge and except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company, no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Employee Benefit Plan. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Proposed Regulation Sections 1.409A-1 through 1.409A-6 inclusive. No action is pending or, to the Knowledge of the Company, threatened or anticipated, with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company.
          (d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and each related trust that is intended to be exempt from federal income tax pursuant to Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt, and to the Knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.
          (e) Except as set forth in Schedule 3.11(d) of the Disclosure Statement or in Schedule 3.15(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event (whether contingent or otherwise)) result in or cause the vesting, exercisability, acceleration of payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to be provided by the Company to any employee, officer, director or other service provider of the Company or any ERISA Affiliate or result in any such amount failing to be deductible solely by reason of Section 280G of the Code (or any similar provision of state, local or foreign law).

     3.16 Merger Expenses. Neither the Company nor any Affiliate of the Company is obligated, nor have they incurred Liability on behalf of any other party, for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with this Agreement, the Merger or any of the other Contemplated Transactions, other than as set forth on Schedule 3.16 of the Company Disclosure Schedule.
     3.17 Transaction Payments. Other than as set forth at Schedule 3.17 of Company Disclosure Schedule, Schedule 3.15(e) of the Company Disclosure Schedule or as specifically contemplated by this Agreement or the Company Ancillary Agreements, the Company is not obligated to make any payments to any of its employees, consultants, officers or directors or to any other Person as a result of the consummation of the Contemplated Transactions, including any severance, bonus, change of control or similar payment.
     3.18 Insurance. The Company maintains the policies of insurance set forth in Schedule 3.18 of the Company Disclosure Schedule. Schedule 3.18 sets forth, with respect to each insurance policy, the insurer, amount of and nature of coverage (including a description of whether such policies are “claims made” or “occurrence based” policies), the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. Except as disclosed on Schedule 3.18 of the Company Disclosure Schedule, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and the Company is otherwise in material compliance with the terms of such policies.
     3.19 Minute and Stock Records. The minute books of the Company contain accurate records of all meetings and consents in lieu of meetings of its Board of Directors and any committees thereof (whether permanent or temporary), and of its stockholders, and such minutes accurately reflect all transactions referred to in such minutes and consents. The stock books of the Company accurately reflect the ownership of Company Capital Stock. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of the minutes, consents and stock books of the Company.
     3.20 Banking Relationships and Powers of Attorney. Set forth on Schedule 3.20 of the Company Disclosure Schedule are (i) the names and locations of all banks and trust companies in which the Company has accounts or lines of credit, and with respect to each account or line of credit, the names of all persons authorized to draw thereon or to have access thereto, and (ii) a list of all Persons to whom the Company has granted a power of attorney or similar authority. A true and correct copy of any such power of attorney or similar authority has been made available to Buyer.
     3.21 Environmental Matters.
          (a) Except as set forth in Schedule 3.21(a)(i) of the Company Disclosure Schedule, the Company is and has been in material compliance with all applicable Environmental Laws. Except as set forth in Schedule 3.21(a)(ii) of the Company Disclosure Schedule, the Company has no material Liability under applicable Environmental Laws. Except as set forth in Schedule 3.21(a)(iii) of the Company Disclosure Schedule, the Company

has not received any written, or to its Knowledge oral, communication that alleges that the Company is not or has not been in compliance with all applicable Environmental Laws or that it has any Liability under applicable Environmental Laws.
          (b) Except as set forth in Schedule 3.21(b) of the Company Disclosure Schedule, there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company or, to the Company’s Knowledge, against any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law.
          (c) Except as set forth in Schedule 3.21(c) of the Company Disclosure Schedule, there are no facts, circumstances, or conditions existing, initiated or anticipated to occur, which have or reasonably would be expected to result in a material Liability to the Company under Environmental Laws.
          (d) Company has furnished to Buyer copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Company’s compliance with Environmental Laws or the environmental condition any other real property that the Company currently or formerly has owned, operated, or leased. To the Company’s Knowledge, any information Company has furnished to Buyer concerning the environmental condition of any real property, prior uses of such properties, and the operations of the Company related to compliance with Environmental Laws is accurate and complete.
     3.22 Directors, Officers and Employees. Schedule 3.22 of the Company Disclosure Schedule contains a true and complete list of all of the current directors, corporate officers and employees of the Company, specifying their position. None of the Company nor, to the Knowledge of the Company, any of its directors, officers or employees has received a claim from any Governmental Authority to the effect that the Company has improperly classified any employee as an independent contractor. Except as specifically contemplated by this Agreement, the Company has not made any written or verbal commitments to any of its officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance, change in control or similar matters in connection with the Contemplated Transactions. Except as indicated on Schedule 3.22, all officers and employees of the Company are active on the date hereof.
     3.23 No State Antitakeover Statute. There is no state business combination, control share or other antitakeover statute or similar statute or regulation that is applicable to this Agreement or any of the Contemplated Transactions hereby. If any such state business combination, control share or other antitakeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Contemplated Transactions, the Company has taken or will take all actions necessary to ensure that this Agreement and the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated and otherwise to minimize the effect of such statute or regulation on the Contemplated Transactions.
     3.24 Internal Controls. The Company maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (c) access to the assets of each of the Company is permitted only in accordance with management’s authorization; (d) the reporting of assets of the Company is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.
     3.25 No Other Representations. Except for the representations and warranties contained in this Agreement and in the Company Ancillary Agreements, neither the Company nor any other Person makes any express or implied representation or warranty, whether by the Company or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation for the Contemplated Transactions or the Company Business.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
     Buyer and Merger Sub hereby make to the Company the representations and warranties contained in this Article IV as of the Agreement Date.
     4.1 Power, Authorization and Validity.
          (a) Power and Authority. Buyer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Buyer of this Agreement, each of the Buyer Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.
          (b) No Consents. Except as set forth on Schedule 4.1 of the Buyer Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Buyer or Merger Sub to enable Buyer and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Buyer Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Buyer or Merger Sub would not be material to Buyer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the

Buyer Ancillary Agreements and the Merger Sub Ancillary Agreements, and (ii) notifications and filings under the HSR Act and expiration of the waiting period under the HSR Act.
          (c) Enforceability. This Agreement has been duly executed and delivered by Buyer and Merger Sub. This Agreement and each of the Buyer Ancillary Agreements are, or when executed by Buyer shall be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies; provided, however, that with respect to the Supporting Stockholder Option Agreements, the Option Termination Agreements and the Development Agreements, such representation and warranty shall be considered made as of the Supporting Stockholder Option Trigger Date and the Closing Date and not as of the Agreement Date. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies; provided, however, that with respect to the Supporting Stockholder Option Agreements, the Option Termination Agreements and the Development Agreements, such representation and warranty shall be considered made as of the Supporting Stockholder Option Trigger Date and the Closing Date and not as of the Agreement Date.
     4.2 No Conflict. Neither the execution and delivery of this Agreement, any of the Buyer Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Buyer or Merger Sub, nor the consummation of the Merger or any other Contemplated Transaction, shall conflict with, or result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), constitute a default under or require the consent, release, waiver or approval of any third party under: (a) any provision of the Certificate of Incorporation or Bylaws of Buyer or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Buyer, Merger Sub or any of their respective material assets or properties; or (c) except as set forth on Schedule 4.2 of the Buyer Disclosure Schedule, any Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective assets or properties are bound, except in the cases of clause (c) where such conflict, termination, breach, impairment, violation or default a failure to obtain any such consent, waiver or approval would not be material to Buyer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Buyer Ancillary Agreements and the Merger Sub Ancillary Agreements.
     4.3 Buyer and Merger Stockholder Consent. No consent or approval of the stockholders of Buyer or Merger Sub are required or necessary for Buyer or Merger Sub to enter into this Agreement or to consummate the Contemplated Transactions, except for the approval of Buyer as sole stockholder of Merger Sub, which approval has been obtained.
     4.4 Merger Expenses. Neither Buyer, Merger Sub nor any Affiliate of Buyer or Merger Sub is obligated for the payment of any fees or expenses of any investment banker,

broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other Contemplated Transaction by this Agreement, except for fees and expenses payable to Lazard Frères & Co. LLC.
     4.5 Required Financing. As of the Agreement Date, Buyer has sufficient currently-available funds to pay the Aggregate Option Consideration, and to pay the fees and expenses incurred or to be incurred by Buyer and Merger Sub in connection with the Contemplated Transactions.
     4.6 Due Diligence. In making its decision to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon the representations and warranties of the Company set forth in Article III and has not relied upon any other information provided by, for or on behalf of the Company, or its agents or representatives, to Buyer in connection with the Contemplated Transactions.
ARTICLE V.
COMPANY COVENANTS
     Except as set forth specifically in this Article V, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article VIII, the Company covenants and agrees with Buyer as follows:
     5.1 Advice of Changes. The Company shall promptly advise Buyer in writing of (a) any event that would render any representation or warranty of the Company contained in Article III to be untrue or inaccurate or (b) any material breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement, provided that neither the Company nor any Company Securityholder shall be liable for errors in the information the Company provides to the Buyer pursuant to this Section 5.1, except to the extent based upon fraud or intentional misrepresentation by the Company.
     5.2 Conduct of Business. The Company shall continue to conduct the Company Business in the ordinary and usual course of business (provided that such ordinary course of business shall be determined after taking into account the restrictions contemplated by this Section 5.2 and the matters to be performed by Buyer under the Development Agreement, and, except as set forth on Schedule 5.2 of the Company Disclosure Schedule, the Company shall not, except to the extent specifically contemplated or required pursuant to the terms of this Agreement or any Company Ancillary Agreement, without Buyer’s prior written consent:
          (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person, except indebtedness for borrowed money to the extent necessary to pay any outstanding obligations of the Company, or, other than as specifically contemplated by this Agreement or the Company Ancillary Agreements, issue or sell any shares of Company Capital Stock, enter into any Contract in respect of any stock appreciation rights, phantom stock rights, options, warrants, calls, commitments, subscriptions, conversion or exchange privileges or preemptive or other rights or Contracts to purchase, redeem or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, commitment, conversion privilege or preemptive or other right or Contract;
          (b) (i) lend any money, other than reasonable and normal advances to employees or consultants for bona fide expenses that are incurred in the ordinary course of business or trade payables incurred in the ordinary course of business; (ii) make any investments in or capital contributions to, any Person or (iii) forgive or discharge in whole or in part any outstanding loans or advances, other than the Convertible Notes;
          (c) enter into any Material Contract, or violate, terminate, amend or otherwise modify or affirmatively waive any of the material terms of any Material Contract;
          (d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;
          (e) sell, lease, license, transfer or dispose of any assets of the Company, except for assets that are not material to the Company Business and are not necessary or useful for the actions to be taken under the Development Plan;
          (f) change any of its accounting methods;
          (g) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other Person (other than Buyer or Merger Sub) or acquire a substantial portion of the assets of any such Person;
          (h) license any of the Company Business technology or Intellectual Property;
          (i) agree to any audit assessment by any Tax authority; (ii) file any material Tax Return or amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Buyer for its review at a reasonable time prior to filing; (iii) except as required by Applicable Law, make or change any election in respect of Taxes or adopt or change any material accounting method in respect of Taxes; or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (j) initiate any litigation, action, suit, proceeding, claim or arbitration relating to the Company Business or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;
          (k) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant, (ii) amend or enter into any employment or consulting Contract with any such Person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan;
          (l) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of Company Capital Stock, or redeem, repurchase or otherwise acquire any shares of Company Capital Stock or other securities, or pay or distribute any cash or property to any of its stockholders or securityholders in their capacity as such, or effect any stock split or reserve stock split, combination, recapitalization or similar event affecting Company Capital Stock;
          (m) amend the Company Charter or Company Bylaws; or
          (n) agree to do any of the things described in the preceding clauses of this Section 5.2.
Notwithstanding the foregoing, the Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act prior to the expiration or termination of any applicable HSR waiting period, and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable antitrust or competition law.
     For purposes of this Section 5.2, “Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.13, 3.15 or 3.22 had such Contract been in effect on the Agreement Date.
     5.3 Regulatory Approvals.
          (a) The Company shall, or cause its Affiliates to, duly file within five Business Days after the Agreement Date, with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice, the notification and report form required under the HSR Act (the “HSR Filing”), which HSR Filing shall be in substantial compliance with the requirements of the HSR Act and shall request early termination. The Company shall cooperate with Buyer to the extent necessary to assist Buyer in the preparation of its HSR Filing and, if requested, to promptly amend or furnish additional information thereunder.
          (b) The Company shall promptly following receipt of the Merger Election Notice execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other Contemplated Transactions. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Buyer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.

The Company shall promptly inform Buyer of any communication between the Company and any Governmental Authority regarding any of the Contemplated Transactions. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Contemplated Transactions, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Buyer.
     5.4 Approval of Company Securityholders.
          (a) Within five Business Days after the Agreement Date, the Company shall send information statements to each Company Securityholder for the purpose of considering and consenting to the Merger and the Contemplated Transactions (collectively the “Information Statement”), which, in the case of the Company Stockholders, shall be sent in accordance with the provisions of Section 262 of the Delaware Law. The Information Statement shall include such information relating to the Merger and the Contemplated Transactions as Buyer and the Company determine is necessary to satisfy the requirements of Applicable Law. In furtherance and not in limitation of the foregoing, the Information Statement to be delivered to all Company Securityholders shall include (i) a summary of the Supporting Stockholder Option Agreement, the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Securityholders, the escrow arrangements and the authority of the Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (ii) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware Law and a copy of such Section 262 and (iii) a recommendation by the Board of Directors of the Company that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. In addition, the Information Statement to be delivered to the holders of Company Options shall also summarize the treatment of Company Options pursuant to this Agreement and the terms of the Option Termination Agreements. Each of Buyer and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement. Prior to sending the Information Statement or any other written communication to Company Securityholders in connection with the Contemplated Transactions, the Company shall provide Buyer with a reasonable opportunity to review and comment on the Information Statement or such other written communication. The Information Statement shall not, on the date it is first mailed to Company Securityholders, contain any statement which, in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the Merger, which has become false or misleading. The Company shall promptly update the Information Statement to the extent it subsequently contains any statement which, in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the Merger, which has become false or misleading. Notwithstanding the foregoing, it is acknowledged and agreed that any information included in the Information Statement concerning Buyer or Merger Sub and provided to the Company by Buyer in writing expressly for inclusion therein shall be the responsibility of Buyer and that the Information Statement describing this Agreement or the Contemplated Transactions shall be the joint responsibility of the Company and Buyer.
          (b) The Company has or will prepare and send to each holder of a Company Option within five Business Days after the Agreement Date, for the purpose of considering whether to enter into an Option Termination Agreement and the matters contemplated by this Agreement, an option termination offer statement (the “Option Termination Information Statement”), including such information relating to the Option Termination Agreement, Merger and the Company Business as the Company and Buyer determine is necessary or appropriate to satisfy the requirements of Applicable Law. The Company shall keep the offer contemplated by the Option Termination Information Statement open for a period of not less than 20 Business Days or such longer period as may be required under Applicable Law. Prior to sending the Option Termination Information Statement or any other written communication to holders of Company Options in connection with the Contemplated Transactions, the Company shall provide Buyer with a reasonable opportunity to review and comment on the Option Termination Information Statement or such other written communication. The Option Termination Information Statement shall not, on the date it is first mailed to Company Securityholders, contain any statement which, in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Option Termination Information Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the Merger, which has become false or misleading. The Company shall promptly update the Option Termination Information Statement to the extent it subsequently contains any statement which, in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Option Termination Information Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication with respect thereto, which has become false or misleading. Notwithstanding the foregoing, it is acknowledged and agreed that any information included in the Option Termination Information Statement concerning Buyer or Merger Sub and provided to the Company by Buyer in writing expressly for inclusion therein shall be the responsibility of Buyer and that information in the Option Termination Information Statement describing this Agreement or the Contemplated Transactions shall be the joint responsibility of the Company and Buyer.
     5.5 Necessary Consents. At the request of Buyer, the Company shall use commercially reasonable efforts to obtain promptly such written consents and authorizations of third parties, give such notices to third parties and take such other actions with respect to Material Contracts as are necessary in order to effect the Contemplated Transactions and to enable the Surviving Corporation to carry on the Company Business immediately after the Effective Time.

     5.6 Litigation. The Company shall notify Buyer in writing promptly after receiving Knowledge of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or Governmental Authority, initiated by or against it, or Known by the Company to be threatened against the Company or any of its Subsidiaries, or the officers, directors, employees or agents of the Company. The Company shall keep Buyer informed of, and cooperate with Buyer in connection with, any such claims, actions, suits, arbitrations, mediations, proceedings or investigations.
     5.7 Confidentiality; Access to Information. The Company shall on advance notice from Buyer allow Buyer and its agents and advisors reasonable access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s Taxes, Contracts, Liabilities, financial condition and personal and intangible property, subject to the terms of the Non-Disclosure Agreement between the Company and Buyer dated February 5, 2007 (the “NDA”), which NDA will continue in full force and effect in accordance with its terms. Notwithstanding the foregoing, the Company in its sole discretion may restrict Buyer’s access to any and all Contracts that contain restrictions on the disclosure of such Contract or the terms thereof. The Company shall cause its accountants to cooperate with Buyer and Buyer’s agents and advisors in making available all financial information reasonably requested by Buyer and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants.
     5.8 Satisfaction of Conditions Precedent. The Company shall (i) use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2 and (ii) use commercially reasonable efforts to give effect to the Contemplated Transactions, and, upon receipt of the Merger Election Notice, shall take all actions necessary to cause the Merger to be consummated in accordance with the terms of this Agreement.
     5.9 Dissenters’ Rights Notices and Related Matters. On or before the fifth Business Day after the approval of the Merger pursuant to Section 228 of Delaware Law, the Company shall mail to each holder of Company Capital Stock entitled to appraisal rights in respect of the Merger in accordance with Section 262 of Delaware Law, the notice contemplated by Section 262(d)(2) of Delaware Law together with a copy of Section 262 of Delaware Law. The Company shall comply with all of the applicable requirements of Delaware Law and shall give Buyer prompt written notice (and in any event notice on or before the close of business on the Business Day after receipt) of the receipt by the Company of any demands for payment in respect of such shares of Company Capital Stock, and any subsequent withdrawals of any such demands, pursuant to Section 262 of Delaware Law, as well as copies of any documents or instruments provided to the Company by or on behalf of holders of Company Capital Stock pursuant to Section 262 of Delaware Law. Except as required by Section 262 of Delaware Law, the Company shall not engage in any negotiations or proceedings prior to the Effective Time with respect to demands for appraisal or dissenters’ rights under Delaware Law, and the Company covenants and agrees that, except with Buyer’s written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.

     5.10 Tax Returns. The Company shall prepare and file all federal and state Tax Returns on or prior to the due date or any applicable extension date for such Tax Returns for all Taxable periods ending on or before the last day of the fiscal year immediately preceding the Closing Date, with the cost of any such preparation being payable by Buyer to the extent incurred on or after the Supporting Stockholder Option Trigger Date as provided for in Section 2.11. The Company will provide Buyer with copies of such Tax Returns for review and comment reasonably in advance of filing. The Company will, and will cause its officers, accountants, counsel, consultants, employees and agents to, promptly furnish Buyer and its officers, accountants, counsel, consultants, employees and agents with all documents, records, work papers and information necessary for Buyer to review such Tax Returns.
     5.11 Certification as to Note Repayment and Expense Amount. On the Business Day immediately preceding the Supporting Stockholder Option Trigger Date, the President and Chief Executive Officer of the Company shall certify to Buyer the amount of the Note Repayment and Expense Amount, which certification shall be in writing and shall include a detailed listing of all components of the Note Repayment and Expense Amount, including, to the Knowledge of the Company as of such date, those expenses that constitute Category B Obligations or Category C Obligations.
     5.12 Section 280G. Prior to the Supporting Stockholder Option Trigger Date, the Company shall use its reasonable best efforts to obtain Shareholder Approval of any payments exceeding an amount that would not constitute a parachute payment under Section 280G of the Code that may be payable as a result of consummation of the Contemplated Transactions. Buyer shall be given reasonable opportunity to review and comment on the disclosure document required by Q&A7 of the regulations adopted under Section 280G of the Code and such comments will be given reasonable consideration.
     5.13 Hiring of Company Employees. The Company acknowledges and consents to the hiring of any Company employees or consultants under the Administaff Agreement by Buyer on or after the Supporting Stockholder Option Trigger Date, it being understood and agreed that any decision by Buyer to hire any such employee shall be in the sole and absolute discretion of Buyer.
ARTICLE VI.
BUYER COVENANTS
     During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article VIII, Buyer covenants and agrees with the Company as follows with respect to the covenants in Section 6.1 through 6.3 and from and following the Closing Date Buyer covenants and agrees with the Representative and the Company Securityholders with respect to the covenants in Section 6.4 through 6.6.
     6.1 Advice of Changes. Buyer shall promptly advise the Company in writing of (a) any event that would render any representation or warranty of Buyer or Merger Sub contained in Article IV untrue or inaccurate or (b) any breach of any covenant or obligation of Buyer or

Merger Sub pursuant to this Agreement, any Buyer Ancillary Agreement or any Merger Sub Ancillary Agreement.
     6.2 Regulatory Approvals.
          (a) Buyer shall, or shall cause its Affiliates to, duly file within five Business Days after the Agreement Date, with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice, its HSR Filing which shall include a request for early termination, which HSR Filing shall be in substantial compliance with the requirements of the HSR Act and shall request early termination. Buyer shall cooperate with the Company to the extent necessary to assist the Company in the preparation of its HSR Filing and, if requested, to promptly amend or furnish additional information thereunder.
          (b) Buyer shall promptly following the Agreement Date execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the execution and/or consummation of the Merger and the Contemplated Transactions. Buyer shall use commercially reasonable efforts to obtain, and to cooperate with the Company to promptly obtain, all such authorizations, approvals and consents and shall pay any and all associated filing fees payable by Buyer with respect to any such authorizations, approvals and consents. Without limiting the generality of the foregoing, for purposes of clarification and as provided by Applicable Law, Buyer shall be responsible for and shall pay any and all filing fees under the HSR Act with respect to any such filings. Buyer shall promptly inform the Company of any material communication between Buyer and any Governmental Authority regarding any of the Contemplated Transactions. If Buyer or any Affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Contemplated Transactions, then Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with the Company.
          (c) In the event any Company Stockholder determines that as a result of the termination of this Agreement or the Supporting Stockholder Option Agreement such Company Stockholder would be deemed for purposes of the HSR Act to have acquired beneficial ownership of shares of Company Capital Stock in a transaction subject to the reporting requirements of the HSR Act, then (i) the Company Stockholder will not take steps that would result in the acquisition of such beneficial ownership without compliance with the HSR Act and if necessary will take steps to ensure that it does not acquire beneficial ownership of such shares before compliance with the HSR Act and (ii) to the extent required by Applicable Law, Buyer will, promptly (and in any event by the later of 15 Business Days of request from such Company Stockholder and the date on which such Company Stockholder files a required notification under the HSR Act), file notification under the HSR Act. Buyer shall promptly inform such Company Stockholder of any material communication between Buyer and any Governmental Authority regarding such filing. If Buyer or any Affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to such filing, Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with such Company Stockholder.
     6.3 Satisfaction of Conditions Precedent. Buyer shall (i) use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 7.1 and 7.3, and (ii) use commercially reasonable efforts to give effect to the Contemplated Transactions and, upon delivery of the Merger Election Notice, shall take all actions necessary or advisable to cause the Merger to be consummated in accordance with the terms of this Agreement.
     6.4 Indemnification of Company Directors and Officers.
          (a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Buyer will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers and to its former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company Charter, Company Bylaws and any indemnification agreement between the Company and such directors or officers, as in effect on the Agreement Date, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time. Any claims for indemnification made under this Section 6.4(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.
          (b) This Section 6.4 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Buyer, and shall be enforceable by the Company Indemnified Parties.
          (c) The Company may, prior to the Closing Date purchase directors’ and officers’ liability insurance coverage for the Company’s directors and officers that provides such directors and officers with coverage consistent with the coverage offered by the policy in effect on the Agreement Date, in such form as is acceptable to the Company and Buyer in good faith; provided, however, that the cost to the Company of such insurance coverage shall not exceed 200% of the premium paid by the Company in respect of the policy in effect on the Agreement Date and the period of such insurance coverage shall not include any period beyond the six-year anniversary of the Agreement Date. Buyer shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder; provided however, that the cost of such insurance coverage shall not exceed 200% of the premium paid by the Company in respect of the policy in effect on the Agreement Date. During the period commencing on the Closing Date and ending on the six-year anniversary of the Closing Date, in the event the Surviving Corporation or any of its successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.4.

     6.5 Records Retention, Assistance. After the Closing Date, Buyer shall cause the Company to retain its books and records in a manner consistent with the Company’s then-current record retention policies and practices until such time following the one-year anniversary of the Closing Date that no Unresolved Claims remain outstanding. Buyer shall cause the Company, at the cost and expense of the Representative, to provide the Representative and his, her or its representatives prompt, reasonable access to such books and records as well as reasonable access to and assistance from employees and representatives of the Company (such access and assistance to include making employees and representatives available to the Representative and his, her or its representatives for interviews and for participation in all phases of administrative or judicial proceedings or other dispute resolution processes involving the Representative or Company Securityholders that relate to the operation of the Company on or prior to the Closing Date, including making such employees and representatives available for depositions, preparing and executing declarations or affidavits, or serving as witnesses) during normal business hours and on at least three Business Days’ prior written notice.
     6.6 Tax Returns. Buyer shall prepare and file all federal and state Tax Returns for the Company for the Taxable period commencing on the first day of the Company’s fiscal year in which the Closing Date shall occur and ending as of the Closing Date. Buyer will provide the Representative with copies of such Tax Returns for review and comment reasonably in advance of filing. Buyer will, and will cause the Company and its officers, accountants, counsel, consultants, employees and agents to, promptly furnish the Representative and his, her or its accountants, counsel and consultants with all documents, records, work papers and information necessary for the Representative to review such Tax Returns.
ARTICLE VII. CONDITIONS TO CLOSING OF MERGER
     7.1 Mutual Conditions to Obligation to Effect the Merger. The obligations of Buyer, Merger Sub and the Company to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in writing by Buyer, Merger Sub and the Company:
          (a) Merger Option Exercise. Buyer in its sole and absolute discretion shall have delivered the Merger Election Notice.
          (b) Governmental Approvals. Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.3, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained.
          (c) Company Stockholder Approvals. The Stockholder Approvals shall have been obtained.
          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, and no proceeding brought by a domestic administrative agency or commission or other domestic Governmental Authority or other third party, seeking any of the foregoing be action shall have been taken, or statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by a domestic Government Authority that makes the consummation of the Merger illegal.
     7.2 Additional Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer and Merger Sub:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date as of the Closing Date) as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and, subject to Section 9.6(c), Buyer shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed, and be in compliance with, in all material respects, all agreements, covenants and obligations required to be performed by it under this Agreement and the Company Ancillary Agreements at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of the Company by the President or an officer of the Company to such effect.
          (c) Termination, Modification or Satisfaction of Company Stockholder Documents and Rights. Each of the agreements identified on Schedule 7.2(c) of the Company Disclosure Schedule shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the agreements identified on Schedule 7.2(c) of the Company Disclosure Schedule shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.
          (d) Resignations of Directors and Officers. The persons holding the positions of a director or an officer of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.
          (e) Company Good Standing Certificate; Secretary’s Certificate. The Company shall have delivered to Buyer a certificate from the Office of the Secretary of State of the State of Delaware, dated as of a date within seven days of the Closing Date, certifying that the Company is in good standing, and that all applicable taxes and fees of the Company have been paid. The Company shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date and in customary form, certifying among other things, a copy of the Company Charter, a copy of the Company Bylaws as in effect at all times subsequent to the Agreement Date up to the including the Closing Date, and all requisite resolutions of the Company approving the execution, delivery and performance of this Agreement or any of the Contemplated Transactions.

          (f) Escrow Agreement. The Representative and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.
          (g) FDA Notices. On the Closing Date, the Company shall have notified the FDA of the transfer of the Company Business to Buyer as contemplated by the Merger, in customary form.
          (h) No Injunctions or Restraints; Material Limitations on Company Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition materially limiting or restricting the conduct or operations of the Company Business by Buyer after the Effective Time shall have been issued, and no proceeding brought by a domestic administrative agency or commission or other domestic Governmental Authority or other third party seeking the foregoing or seeking to prevent the consummation of the Merger shall be pending.
          (i) List of Company Securityholders. The Company shall have delivered to Buyer a list of all Company Securityholders, which shall include the name and record address of each such Company Securityholder, the number of shares of Company Capital Stock owned by each such Company Securityholder and the number of Equivalent Shares owned by each such Company Securityholder, and Buyer shall have received a certificate signed on behalf of the Company by the President or an authorized Vice President of the Company certifying to such information.
          (j) Dissenting Shares. No shares of Company Capital Stock shall have become or be eligible to become Dissenting Shares.
          (k) No Material Adverse Effect. Since the date of the Merger Election Notice, there shall not have been any event, circumstance or occurrence that has had or reasonably could be expected to have a Material Adverse Effect on the Company, and, subject to Section 9.6(c), Buyer shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.
     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Buyer and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

          (b) Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed, and be in compliance with, in all material respects, all agreements, covenants and obligations required to be performed by it under this Agreement, the Buyer Ancillary Agreements and the Merger Sub Ancillary Agreements at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Buyer by the President or an authorized officer of Buyer to such effect.
          (c) Buyer and Merger Sub Good Standing Certificate; Secretary Certificate. Buyer shall have delivered to the Company certificates from the Office of the Secretary of State of the State of Minnesota, and the Secretary of the State of the State of Delaware, dated as of a date within seven days of the Closing Date, certifying that Buyer and Merger Sub, respectively, are in good standing, and that all applicable taxes and fees of such entities have been paid. Buyer shall have delivered to the Company certificates of the Secretary of Buyer and of Merger Sub, dated as of the Closing Date and in customary form, certifying, among other things, copies of the governing documents of Buyer and Merger Sub as well as copies of their respective bylaws and all requisite resolutions of Buyer and Merger Sub approving the execution, delivery and performance of this Agreement and the Contemplated Transactions.
          (d) Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered to the Representative the Escrow Agreement.
          (e) Escrow Consideration. The Escrow Consideration and the Post-Closing Representative Expense Amount shall have been delivered to the Escrow Agent.
          (f) FDA Notices. On the Closing Date, Buyer shall have notified the FDA of the transfer of the Company Business from the Company to Buyer as contemplated by the Merger, in customary form.
ARTICLE VIII.
TERMINATION OF AGREEMENT
     8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Buyer and the Company.
     8.2 Unilateral Termination.
          (a) Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.
          (b) Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Eastern Time on January 8, 2010; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any Party whose material breach of a representation or warranty or covenant made under this Agreement, the Supporting

Stockholder Option Agreements, the Option Termination Agreements or the Development Agreement results in the failure of any condition set forth in Article VII to be fulfilled or satisfied on or before such date.
          (c) Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a material breach of (i) any of its representations and warranties under Article III or Article IV, as applicable; or (ii) any of its covenants under Article V or Article VI, as applicable, or with respect to Buyer, its covenants under Section 2.5 and 2.6 of the Supporting Stockholder Option Agreement, and has not cured such breach within 75 calendar days after the Party seeking to terminate this Agreement has given the other Party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(c); provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VII, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to a Party if such Party is at that time in material breach of this Agreement.
          (d) This Agreement shall be terminated immediately and automatically without any action of any Party in the event the Merger Exercise Notice is not delivered by January 8, 2010.
          (e) This Agreement shall be terminated immediately and automatically without any action of any Party upon the termination of (i) the Development Agreement or (ii) the Supporting Stockholder Option Agreements.
          (f) This Agreement may be terminated by Buyer if the Stockholder Approvals in respect of the Merger shall not have been obtained on or before one Business Day following the Agreement Date, provided, however, that any termination pursuant to this Section 8.2(f) may be exercised by Buyer only within three Business Days of the Agreement Date.
     8.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or the Company, or any of their respective officers, directors, employees, representatives, stockholders or Affiliates, except as otherwise set forth in the Development Agreement; provided, however, that the provisions of the NDA, Section 6.2(c), this Section 8.3 and Article X shall remain in full force and effect and survive any termination of this Agreement; and provided further, that the foregoing shall not relieve any Party of liability for damages as a result of or arising out of any breach of any of the provisions of this Agreement or, to the extent such Party is a signatory to a Company Ancillary Agreement, Buyer Ancillary Agreement or Merger Sub Ancillary Agreement, a breach of any of the provisions of any such agreement.

ARTICLE IX.
INDEMNIFICATION
     9.1 Survival. The representations, warranties, covenants and agreements of the Parties set forth in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any of the other Parties and shall survive as follows:
          (a) the representations and warranties of the Company set forth in Article III (other than those set forth in Section 3.1, 3.3(a), 3.4, 3.7, 3.9, and 3.13) shall survive for one year following the Agreement Date;
          (b) the representations and warranties of the Company set forth in Section 3.13 shall survive until January 8, 2010;
          (c) the representations and warranties of the Company set forth in Section 3.1, 3.3(a), 3.4, 3.7, and 3.9, and of Buyer and Merger Sub set forth in Article IV shall survive until the one-year anniversary of the Closing Date; and
          (d) all covenants or agreements of the Parties or other indemnifications shall survive for the period contemplated by the covenants, agreements and other indemnifications, or if no period is contemplated, shall survive until the expiration of the applicable statute of limitations.
     9.2 Indemnification of Buyer. Subject to Sections 9.1 and 9.6, each Company Securityholder (including, for purposes of this Section 9.2, each Person who was a Company Securityholder and whose shares of Company Capital Stock were acquired prior to the Merger by Buyer upon exercise of an option granted to Buyer under a Supporting Stockholder Option Agreement, it being understood and agreed for purposes of Claims under this Article IX that any such former Company Securityholder shall for all purposes under this Article IX be treated as if any such option was not exercised by Buyer and such former Company Securityholder was a Company Securityholder as of the Effective Time) shall severally (based on a percentage that is equal to such Company Securityholder’s Escrow Pro-Rata Share), and not jointly, indemnify and hold harmless Buyer, Merger Sub, the Surviving Corporation and each of their Affiliates and each of their directors, officers, employees, partners, members, shareholders, attorneys, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) in respect of any and all actual claims, losses, damages, liabilities, penalties, interest, costs and expenses (including any actual and reasonable attorney, accountant and consultant fees and other expenses, including any such actual and reasonable expenses incurred in connection with investigating, defending against or settling any such claims, but excluding any claims, losses, damages, liabilities, penalties, interest, costs or expenses for punitive damages except in respect of claims for punitive damages by third parties) incurred by a Buyer Indemnitee (“Buyer Losses”), in connection with, resulting from or arising out of each and all of the following:
          (a) any breach of a representation or warranty by the Company set forth at Article III of this Agreement, provided, however, that for purposes of determining whether there has been a breach of the representations and warranties at Section 3.7, such representations and warranties shall be deemed to be made only as of the Agreement Date;

          (b) any breach of or default of any covenant, agreement or obligation of the Company contained in this Agreement, any Supporting Stockholder Option Agreement. any Option Termination Agreement, any Bonus Recipient Agreement or the Escrow Agreement, and any breach by the Company of its obligations to indemnify Buyer pursuant to terms of the Development Agreement;
          (c) any fraud or intentional misrepresentation of the Company or the Representative in connection with this Agreement, any Supporting Stockholder Option Agreement, any Option Termination Agreement, any Bonus Recipient Agreement or the Escrow Agreement; and
          (d) except to the limited extent Buyer has agreed to pay or perform such Liability as contemplated by Section 2.11, any Liability arising out of the operations of the Company Business or any other actions or failure to take action by the Company occurring prior to the Supporting Stockholder Option Trigger Date; and
          (e) any criminal Liabilities arising out of acts or omissions of the Company during the Option Period.
     Notwithstanding any other provision of this Agreement, after the Closing, the remedies provided for in this Article IX shall constitute the sole and exclusive remedy of Buyer Indemnitees for any Claims in respect of Buyer Losses (other than as a result of fraud or intentional misrepresentation) made against the Company in connection with this Agreement or any Company Ancillary Agreement (other than the Development Agreement) or any Company Securityholder under this Agreement, it being understood that the foregoing shall not limit any Claims made against any Company Securityholder under any Supporting Stockholder Option Agreement or any other agreement.
     9.3 Indemnification of the Company. Subject to Sections 9.1 and 9.5(a), Buyer shall indemnify and hold harmless the Company, each of its Affiliates and each of their directors, officers, employees, partners, members, shareholders, attorneys, agents, representatives, successors and assigns (collectively, the “Company Indemnitees”) in respect of any and all actual claims, losses, damages, liabilities, penalties, interest, costs and expenses (including any actual and reasonable attorney, accountant and consultant fees and other expenses, including any such actual and reasonable expenses incurred in connection with investigating, defending against or settling any such claims, but excluding any claims, losses, damages, liabilities, penalties, interest, costs or expenses for punitive damages except in respect of claims for punitive damages by third parties) incurred by a Company Indemnitee (“Company Losses”), in connection with, or resulting from, each and all of the following:
          (a) any breach of a representation or warranty by Buyer or Merger Sub in Article IV or the certificate delivered by Buyer pursuant to Section 7.4(a) and 7.4(b);
          (b) any breach of or default of any covenant, agreement or obligation of Buyer or Merger Sub contained in this Agreement, any Supporting Stockholder Option Agreement, any Option Termination Agreement, any Bonus Recipient Agreement or the Escrow Agreement; and

          (c) any fraud or intentional misrepresentation of Buyer or the Merger Sub in connection with this Agreement, any Supporting Stockholder Option Agreement, any Option Termination Agreement, any Bonus Recipient Agreement or the Escrow Agreement.
     Notwithstanding any other provision of this Agreement, the remedies provided for in this Article IX shall constitute the sole and exclusive remedy of Company Indemnitees for any Claims made against Buyer or Merger Sub in connection with this Agreement, any Buyer Ancillary Agreement or Merger Sub Ancillary Agreement (other than the Development Agreement) and any Company Losses, except for fraud or intentional misrepresentation
     9.4 Claims for Indemnification; Role of Representative. Whenever any Claim shall arise for indemnification hereunder, the party entitled to indemnification (the “indemnified party”) shall promptly provide a Claim Notice to the Representative on behalf of the Company Securityholders, in the case of a Claim for indemnification pursuant to Section 9.2, or Buyer, in the case of a Claim for indemnification pursuant to Section 9.3, and, when known, a general description of the basis for such Claim; provided, however, that the failure to so provide a Claim Notice to Buyer or the Representative, as the case may be, shall not relieve Buyer or the Representative, as the case may be, of its obligation or the obligation of the Company Securityholders hereunder, except to the extent and only to the extent such failure actually prejudices Buyer or the Company Securityholders, as the case may be. For purposes of this Article IX, “indemnifying party” shall mean Buyer, in the event Buyer is the recipient of the Claim Notice with respect to a Claim, and the Company Securityholders, with Representative acting on their behalf, in the event Representative is the recipient of the Claim Notice with respect to a Claim. In the event of any Claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the Claim Notice shall include a general description of the basis of such Claim, the reasonably estimated maximum amount of such Claim and the provisions of this Agreement upon which such Claim is based. Notwithstanding the foregoing, and as provided in Section 2.9, any action or decision to be taken by the Company Securityholders as an indemnifying party pursuant to this Section 9.4 or Section 9.5 (including without limitation with respect to the defense of any third party claim) shall be taken or made by the Representative and any notice to be given by such indemnifying party pursuant to this Section 9.4 or Section 9.5 shall be given to the Representative, such that in all matters arising pursuant to this Section 9.4 or Section 9.5, the indemnified party is entitled to deal directly with the Representative, Company Securityholders shall not be entitled to participate in the defense of any Claims as set forth in Section 9.5 and any action or decision taken by the Representative shall be binding and conclusive with respect to each Company Securityholder.
     9.5 Defense of Claims.
          (a) In connection with any Claim hereunder resulting from or arising out of any claim or legal proceeding by a third party, the indemnifying party with counsel reasonably satisfactory to the indemnified party, whose fees, in the case of counsel engaged by the Representative, will be paid as Representative Expense Amounts, may, upon written notice to the indemnified party delivered to the indemnified party within 30 days of the Claim Notice, subject in the case of a claim or legal proceedings by a third party to assumption by the indemnifying party of full responsibility for Buyer Losses or Company Losses, as the case may be resulting from such Claim, assume the defense of any such claim or legal proceeding if (i) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such third-party claim and fulfill the indemnifying party’s indemnification obligations hereunder and (ii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying parties, or if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so, the indemnified party may assume the defense of such claim; and provided, further, that the indemnified party may not settle or compromise such Claim, or consent to the entry of any judgment in respect of such Claim, without the prior written consent of the indemnifying party, unless (i) such settlement, compromise or consent includes an unconditional release of the indemnifying party from all Liability arising from such Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the indemnifying party, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the indemnifying party or any of its Affiliates. If the indemnified party assumes the defense of the claim, the indemnifying party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third-party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third-party claim in a reasonably prudent manner. The Parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder, and the indemnifying party or the indemnified party, as the case may be, will at all times use commercially reasonable efforts to keep the other party reasonably apprised of the status of the defense of any matter covered by this Section 9.5.
          (b) (1) In the event the Representative shall dispute the validity of all or any amount of a Claim asserted by Buyer, the Representative shall, within 30 days of its receipt of the Claim Notice, execute and deliver to Buyer a Dispute Statement. If the Representative does not deliver a Dispute Statement within such 30-day period, the Claim and the amount of the Claim shall be conclusively considered to be resolved in favor of the Buyer Indemnitee, and to the extent so resolved prior to the Closing Date shall be considered a “Pre-Closing Admitted Claim.” If the Representative delivers to Buyer a Dispute Statement applicable to all or any portion of the Claim within such 30-day period, then the amount of the Claim disputed by the Representative in such Dispute Statement shall be considered disputed until either (i) Buyer and the Representative agree in writing to the resolution of the amount of the Claim or (ii) a court of competent jurisdiction enters a final non-appealable order resolving the amount of the Claim disputed by the Representative in such Dispute Statement. In the event a Claim is resolved prior to the Closing Date by such a written agreement or final order the Claim and the amount of the Claim as so resolved in favor of a Buyer Indemnitee shall be considered a “Pre-Closing Resolved Claim.” In the event a Claim is asserted prior to the Closing Date but not resolved prior to the Closing Date, the Claim shall be considered a “Carryover Claim.”
               (2) At such time as a Carryover Claim is resolved, whether by failure of the Representative to deliver a Dispute Statement within the 30-day period contemplated by Section 9.5(b)(1), by agreement of Buyer and the Representative or by a court of competent jurisdiction entering a final non-appealable order resolving the amount of the Claim disputed by the Representative in such Dispute Statement, the following shall occur: (i) if and to the extent the Carryover Claim is resolved in favor of a Buyer Indemnitee, no payment shall be made by the Company or payable from the Escrow Amount and no payment shall be payable by Buyer to the Company Securityholders or any other Person; and (ii) if and to the extent the Carryover Claim is resolved in favor of the Representative acting on behalf of the Company Securityholders, the amount so determined shall be paid to the Company Securityholders pro rata based on the same proportions represented on the date of payment by each Company Securityholders’ Escrow Pro-Rata Share.
     9.6 Limitations on Indemnification.
          (a) Notwithstanding any other provision of this Agreement, the right of Buyer Indemnitees to indemnification for Buyer Losses shall be subject to the following provisions:
               (i) Except for Claims based on fraud or intentional misrepresentation as to which there shall be no limit, (A) the maximum remedy under this Agreement in respect of Claims for indemnification for breach of a representation or warranty pursuant to Section 9.2(a) and for matters contemplated by Section 9.2(d) shall be the sum of (x) the Escrow Amount available to satisfy Claims as set forth in Section 2.8, and (y) an offset against the Closing Consideration in an amount not to exceed $20,000,000 and (B) the maximum remedy under this Agreement in respect of Claims for indemnification for matters other than those contemplated by Section 9.2(c) shall be the aggregate cash actually received by Company Securityholders pursuant to this Agreement, any Option Termination Agreement, any Bonus Recipient Agreement or the Escrow Agreement.
               (ii) No claim shall be made with respect to a Claim after the survival period contemplated by Section 9.1 in respect of such Claim or, for Claims under Section 9.2(d), after the second anniversary of the Agreement Date; provided that, in any case, Claims based upon fraud or intentional misrepresentations may be made at any time prior to seven days after the expiration of the statute of limitations applicable with respect to such Claims.
          (b) No indemnification shall be payable pursuant to Section 9.2(a) unless the total of all Claims for indemnification pursuant to Section 9.2(a) shall exceed in the aggregate $2,550,000, whereupon only the amount of such Claims in excess of the foregoing threshold amount shall be recoverable in accordance with the terms hereof; provided, however, that Claims with respect to representations and warranties set forth at Section 3.1, 3.3(a), 3.3(d), 3.4 or 3.7 or based upon fraud or intentional misrepresentation shall not be subject to such limitation.

          (c) No indemnification shall be payable with respect to the delivery of the certificates referenced in Sections 7.2(a) or 7.2(k), or information provided, or not provided, therein, except to the extent based upon fraud or intentional misrepresentation by the Company.
          (d) All amounts to which a Buyer Indemnitee may be entitled pursuant to the provisions of Section 9.2 shall be net of any insurance coverage actually realized with respect thereto (net of any insurance detriments realized, such as premium adjustments or increases resulting therefrom or relating thereto). In the event that Buyer Losses are, or may be, the subject of any insurance coverage, Buyer shall promptly notify the applicable insurance carrier of such Buyer Losses and make any necessary claim under such coverage, unless Buyer reasonably believes such insurance coverage does not apply to such Buyer Losses.
          (e) Notwithstanding the provisions of this Section 9.6 or Section 9.1 to the effect that an indemnifying party’s obligations shall expire at specified times set forth herein, such obligations shall continue (i) as to any matter as to which a Claim Notice is submitted in writing to the Representative prior to such specified time and identified as a Claim for indemnification pursuant to this Agreement and including in such Claim Notice the reasonably estimated maximum amount of such Claim and the provisions of this Agreement upon which such Claim is based, and (ii) as to any matter that is based upon fraud or intentional misrepresentation by the Company.
          (f) No Company Securityholder shall be required to indemnify a Buyer Indemnitee for the same Buyer Losses under more than one of this Agreement, any Buyer Ancillary Agreement or a stock purchase agreement to be entered into pursuant to a Supporting Stockholder Option Agreement.
     9.7 Mitigation of Losses. The Parties hereto shall cooperate with each other to mitigate any Buyer Losses or Company Losses; provided, however, that in connection therewith no Party shall be required to take any action it reasonably concludes is not in its best interest or that it otherwise would not take in the ordinary course of its business without considering any indemnification rights under this Article IX.
ARTICLE X.
MISCELLANEOUS
     10.1 Governing Law. The internal laws of the State of New York, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by Delaware Law.
     10.2 Assignment; Binding Upon Successors and Assigns. No Party may assign (whether by transfer, merger with or into another entity, consolidation or otherwise) any of its rights or obligations hereunder without the prior written consent of the other Parties, provided that Buyer may assign its rights pursuant to this Agreement to any successor to, or assignee of, all or substantially all of the business and assets of Buyer, whether by way of sale of all or substantially all of its assets, merger, Change of Control or otherwise. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void. Notwithstanding the foregoing, in the event of any permitted assignment of the rights or obligations arising under this Agreement by Buyer, no such assignment or transaction shall relieve Buyer of its obligations hereunder, and such successor or assignee shall assume this Agreement in writing and agree to be bound by and to comply with all of the terms and conditions hereof or otherwise confirm in writing its obligations pursuant hereto, and in each case a copy of such agreement to be bound shall be provided to the Representative.
     10.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
     10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.
     10.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy shall not preclude the exercise of any other. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.
     10.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Party to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. Subject to any limitations on amendment set forth in the Option Termination Agreements and Bonus Recipient Agreements, this Agreement may be amended by the Parties hereto as provided in this Section 10.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of the Company and Buyer may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the Party against whom such waiver or extension is asserted. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.
     10.7 Expenses. Except as otherwise set forth herein, each party shall bear its respective legal, accounting, and financial advisory and other fees and expenses incurred with respect to this Agreement, the Merger and the Contemplated Transactions.
     10.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, any Company Ancillary Agreement, any Buyer Ancillary Agreement, or any Merger Sub Ancillary Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.
     10.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered, sent by facsimile (with electronic confirmation thereof), or if sent by mail, and one Business Day after dispatch if sent by express courier for delivery the next Business Day, to the following addresses, or such other addresses as any Party may notify the other Parties in accordance with this Section 10.9:
If to Buyer or Merger Sub:
MGI PHARMA, INC.
5775 West Old Shakopee Road
Suite 100
Bloomington, MN 55437
Attention: President and Chief Executive Officer
Fax No.: (952) 346-4813
     with a copy to (which will not constitute notice pursuant to this Section 10.9):
MGI PHARMA, INC.
5775 West Old Shakopee Road
Suite 100
Bloomington, MN 55437
Attention: General Counsel
Fax No.: (952) 406-3281
and to:

Hogan & Hartson L.L.P.
111 South Calvert Street
Suite 1600
Baltimore, MD 21202
Attn: Asher M. Rubin, Esq.
Facsimile: (410) 539-6981
     If to the Company prior to the Closing Date:
AkaRx, Inc.
Mack Centre IV
S. 61 Paramus Road
Paramus, NJ 07652
Attn: Robert E. Desjardins, M.D.
President and Chief Executive Officer
Facsimile: (201) 291 7929
with a copy to (which will not constitute notice pursuant to this Section 10.9):
Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, NY 10036-6254
Attention: Stephen M. Davis, Esq.
Fax No.: (212) 763-7600
and to
Sutter Hill Ventures
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304-1005
Attn: Jeffrey W. Bird
Fax No.: (650) 858 1854
and to
InterWest Partners
2710 Sand Hill Road
Second Floor
Menlo Park, CA 94025
Attn: Arnold Oronsky
Fax: (650) 854 4706
If to the Company after the Closing Date:
AkaRx, Inc.

c/o MGI PHARMA, INC.
5775 West Old Shakopee Road
Suite 100
Bloomington, MN 55437
Attention: President and Chief Executive Officer
Fax No.: (952) 346-4813
With a copy to (which shall not constitute notice pursuant to this Section 10.9):
MGI PHARMA, INC.
5775 West Old Shakopee Road
Suite 100
Bloomington, MN 55437
Attention: General Counsel
Fax No.: (952) 406-3281
and to:
Hogan & Hartson L.L.P.
111 South Calvert Street
Suite 1600
Baltimore, MD 21202
Attention: Asher M. Rubin, Esq.
Fax No.: (410) 539-6981
     If to the Representative:
Jeffrey W. Bird
Sutter Hill Ventures
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304-1005
Fax No.: (650) 858 1854
     with a copy to (which will not constitute notice pursuant to this Section 10.9):
Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, NY 10036-6254
Attention: Stephen M. Davis, Esq.
Fax No.: (212) 763-7600
     10.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Schedules, Sections or Articles, such reference shall be to a Schedule to, a Section of or an Article of this Agreement, respectively, unless otherwise indicated. The words

“include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” unless such phrase or a phrase with a comparable meaning otherwise appears. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, references herein to a Party or other Person include their respective successors and assigns. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Unless the context otherwise requires, references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
     10.11 Third Party Beneficiary Rights. Except as provided for in Section 2.2(c)(ii) and Section 6.4 and with respect to the rights of Company Securityholders to receive the consideration described in this Agreement, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any Party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the Parties to this Agreement.
     10.12 Public Announcement. Following the Agreement Date, Buyer and the Company may issue such press releases, and make such other public disclosures regarding the Merger, as shall be mutually agreed upon by Buyer and the Company. The Company and Buyer each confirm that they have entered into the NDA and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such NDA; provided, however, that Buyer shall not be bound by such NDA after the Closing. Notwithstanding the foregoing, at any time after the Agreement Date, Buyer may issue such press releases and make such other disclosures or announcements regarding the Merger and the Contemplated Transactions as it reasonably believes are required or appropriate under applicable securities laws and regulations or the rules or regulations of a national securities exchange or The NASDAQ Stock Market; provided, however, that Buyer shall, to the extent practicable, provide a copy thereof to the Company for comment as soon as reasonably practicable in advance of such disclosure. If this Agreement is terminated, the NDA shall remain in full force and effect, subject to its existing terms and conditions, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the NDA.
     10.13 Entire Agreement. This Agreement, the Company Ancillary Agreements, the Buyer Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto other than the NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
[signatures to follow]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MGI PHARMA, INC., as Buyer		AkaRx, Inc., as the Company

By:	/s/ Leon O. Moulder, Jr.	By:	/s/ Robert E. Desjardins

Name:	Leon O. Moulder, Jr.	Name:	Robert E. Desjardins
Title:	President and CEO	Title:	President and CEO

By:	/s/ William F. Spengler

Name:	William F. Spengler
Title:	Executive Vice President and CFO

Energy MS Inc., as		Jeffery W. Bird, as Representative
Merger Sub

By:	/s/ Leon O. Moulder, Jr.	By:	/s/ Jeffery W. Bird

Name:	Leon O. Moulder, Jr.
Title:	President
Successor Representative
I HEREBY CONSENT TO ACT AS REPRESENTATIVE PURSUANT TO SECTION 2.9 ABOVE AND HEREBY ENTER INTO THIS AGREEMENT SOLELY FOR THE PURPOSE OF ACKNOWLEDGING AND ACCEPTING SUCH APPOINTMENT FOLLOWING RESIGNATION OF THE REPRESENTATIVE.

By:	/s/ Arnold Oronsky

Name:	Arnold Oronsky
[Signature Page to Agreement and Plan of Merger]

SCHEDULE A
Form of Supporting Stockholder Option Agreement

STOCKHOLDER SUPPORT AND OPTION AGREEMENT
     This STOCKHOLDER SUPPORT AND OPTION AGREEMENT (the “Agreement”), is made and entered into as of                     , 2007, by and among MGI PHARMA, INC., a Minnesota corporation (“Buyer”), the Company Stockholder listed on Exhibit C attached hereto (the “Supporting Stockholder,” and collectively all other Company Stockholders entering into a comparable Stockholder Support and Option Agreement, the “Supporting Stockholders”), AkaRx, Inc., a Delaware corporation (the “Company”), and Jeffrey W. Bird, in his capacity as Stockholder Representative (in such capacity, the “Stockholder Representative”).
Recitals
     WHEREAS, the Supporting Stockholder currently owns shares of Company Capital Stock.
     WHEREAS, Buyer owns an exclusive option (the “Merger Option”) to acquire all of the outstanding Owned Shares (as defined in this Agreement and in the Stockholder Support and Option Agreements with other Supporting Stockholders (collectively, the “Supporting Stockholder Option Agreements”) held by the Supporting Stockholder pursuant to the Merger on the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of August 28, 2007 (the “Merger Agreement”), by and among Buyer, Energy MS Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), the Company and the Stockholder Representative in his capacity as the Representative thereunder.
     WHEREAS, in addition to the Merger Option, each of the Supporting Stockholders desires to grant to Buyer an exclusive option to acquire all of the outstanding Owned Shares held by such Supporting Stockholder on the terms and subject to the conditions set forth herein.
Agreement
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:
     1. Definitions.
     (a) Capitalized terms used, but not defined, herein shall have the respective meanings set forth in the Merger Agreement.
     (b) The following terms when used in this Agreement have the meanings set forth below:

          “Related Agreements” shall mean the Merger Agreement, the Escrow Agreement, the NDA and the Development Agreement.
          “Supporting Stockholder Closing Date” shall mean the date on which the closing of the purchase of the Owned Shares held by all of the Supporting Stockholders pursuant to the Supporting Stockholder Option Agreements occurs.
          “Supporting Stockholder Option Trigger Date” shall mean the date that is three Business Days after the date on which all of the following conditions have been satisfied or waived:
          (i) 20 calendar days from the date on which the Information Statement is sent to the Company Stockholders in compliance with the provisions of Section 262 of the Delaware General Corporation Law; provided, that this condition shall not be satisfied, unless waived in writing by Buyer, if any Company Stockholders shall have asserted any appraisal rights pursuant to Section 262(d)(2) of Delaware Law on a timely basis;
          (ii) the expiration or termination of all applicable waiting periods under the HSR Act in respect of Buyer’s acquisition of beneficial ownership of the Company under HSR Act rules;
          (iii) 20 Business Days following the distribution of the Option Termination Information Statement to the Company Optionholders;
          (iv) receipt of the Stockholder Approvals in respect of the Merger;
          (v) 20 Business Days following the distribution of the Information Statement to holders of Company Capital Stock;
          (vi) unless waived in writing by Buyer, the date on which each of the Key Employees shall have entered into a Non-Competition Agreement as contemplated by the Merger Agreement;
          (vii) unless waived in writing by the Company, the date on which the consents contemplated by Schedule 4.1 and Schedule 4.2 of the Disclosure Schedule to the Merger Agreement in respect of the payments to be made on or about the Supporting Stockholder Option Trigger Date have been obtained;
          (viii) unless waived in writing by Buyer, the date on which all of the parties to the agreements referenced in Section 7.2(c) of the Merger Agreement have irrevocably executed a termination agreement, consent and waiver, which shall be effective without any further action by any Person as of the Closing, and shall satisfy the closing condition set forth in Section 7.2(c) of the Merger Agreement, and copies thereof shall have been delivered to Buyer;

          (ix) unless waived in writing by Buyer, the date on which Heller Ehrman LLP (“Heller Ehrman”), as counsel to the Company, delivers to Buyer an opinion in the form attached hereto as Exhibit A, which opinion shall be dated the Supporting Stockholder Option Trigger Date;
          (x) unless waived in writing by Buyer, the date on which the Company delivers an officer’s certificate, subject to Section 9.6(c ) of the Merger Agreement, which shall be dated as of the Supporting Stockholder Option Trigger Date, to the effect that (A) the representations and warranties of the Company set forth in the Merger Agreement that are qualified by materiality are true and correct, and the representations and warranties set forth in the Merger Agreement that are not so qualified are true and correct in all material respects, in each case as of the Agreement Date and (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Supporting Stockholder Option Trigger Date, except for changes contemplated by the Merger Agreement, and (B) the Company has performed, and is in compliance with, in all material respects, all agreements, covenants and obligations required to be performed by it under the Merger Agreement and the Company Ancillary Agreements at or prior to the Supporting Stockholder Option Trigger Date; and
          (xi) unless waived in writing by Buyer, the date on which the Supporting Stockholder shall deliver to the Company the certificate or certificates representing the Owned Shares so that the Company may affix an appropriate transfer restriction legend on such certificate or certificates, which certificate or certificates shall be held by the Shareholder Representative during the Option Period;
provided, however, that if the certificate contemplated by Section 5.11 of the Merger Agreement is not delivered on the second Business Day after the later of the satisfaction of the conditions set forth above, the Supporting Stockholder Option Trigger Date shall be deferred until the Business Day following the delivery of such certificate to Buyer; and provided further, that in the event Buyer pays the Aggregate SS Option Consideration as contemplated by Sections 2.5 and 2.6, all the above conditions shall be deemed to have been met or waived by Buyer.
     The following table sets forth certain other defined terms and the section of the Agreement in which the meaning of each such term appears:

Section
Agreement	Preamble
Aggregate SS Option Consideration	2.5
Buyer	Preamble
Company	Preamble
Heller Ehrman	1
Merger Agreement	Recitals
Merger Option	Recitals

Section
Merger Sub	Recitals
Option Period	2.1
Owned Shares	3.3
Second Step Transaction	2.3
Stockholder Representative	Preamble
Stock Purchase Agreement	2.2
Supporting Stockholder Option	2.1
Supporting Stockholder Option Agreements	Recitals
Supporting Stockholder Option Notice	2.2
Supporting Stockholder’s Pro Rata Share	2.5
Supporting Stockholders	Preamble
     2. Option to Acquire Owned Shares of Supporting Stockholders.
          2.1 Supporting Stockholder Option. The Supporting Stockholder hereby grants to Buyer an exclusive right, exercisable at any time from the Supporting Stockholder Option Trigger Date until the end of the day, Eastern time, on January 8, 2010 (the “Option Period”), to acquire all, but not less than all, of the Owned Shares held by the Supporting Stockholder on the terms set forth in this Section 2 (the “Supporting Stockholder Option”); provided that contemporaneous therewith Buyer shall exercise its right to acquire all, but not less than all, of the Owned Shares held by other Supporting Stockholders on the terms set forth in the comparable provisions of the Supporting Stockholder Options Agreements with the other Supporting Stockholders (collectively with the Supporting Stockholder Option, the “Supporting Stockholder Options”) and provided, further, that Buyer may, at its option, extend the Option Period for up to an additional 60 days (or until such conditions are met) if (a) the conditions set forth in Sections 7.1(c), 7.2(c), 7.2(d), 7.2(e), 7.2(f), 7.2(g), or 7.2(i) of the Merger Agreement are not satisfied or capable of being satisfied as of January 8, 2010, (b) there has been a temporary restraining order, preliminary injunction or similar order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or materially limiting or restricting the conduct or operations of the Company Business by Buyer after the Effective Time issued as a result of an action in which a Company Securityholder or an Affiliate thereof is a plaintiff, or there is a proceeding pending in which a Company Securityholder or an Affiliate thereof is seeking any of the foregoing or seeking to prevent the consummation of the Merger, or (c) if the Company has not delivered certificates addressing matters set out at Section 7.2(a), 7.2(b) or 7.2(k) of the Merger Agreement.
          2.2 Exercise of Supporting Stockholder Option. Buyer may exercise the Supporting Stockholder Option by giving notice, in substantially the form attached hereto as Exhibit B (the “Supporting Stockholder Option Notice”), to the Stockholder

Representative (who, in turn, shall deliver copies of the Supporting Stockholder Option Notice to the Supporting Stockholder), at any time during the Option Period, whether or not Buyer has previously elected to exercise the Merger Option. The Supporting Stockholder Option Notice shall be accompanied by a form of stock purchase agreement, by and among Buyer and the Supporting Stockholders (the “Stock Purchase Agreement”), prepared by counsel to Buyer, pursuant to which (i) Buyer shall purchase the Supporting Stockholder’s Owned Shares, and the Supporting Stockholder shall sell such Owned Shares, for the same amount of consideration that the Supporting Stockholder otherwise would have received in the Merger and subject to the same rights of indemnification and otherwise as would apply if the Supporting Stockholder Option was not exercised but the Merger was consummated, including provisions relating to an appropriate escrow account; (ii) the Former Optionholders and Bonus Recipients shall receive the same amounts they otherwise would have received in the Merger (but not more than) and subject to the same rights of indemnification and otherwise as would apply if the Supporting Stockholder Option was not exercised but the Merger was consummated; (iii) the Supporting Stockholder shall make as of the Supporting Stockholder Closing Date, the same representations and warranties to Buyer with respect to the Stock Purchase Agreement that the Supporting Stockholder makes pursuant to Section 3 hereof; (iv) the closing of the purchase of the Supporting Stockholder’s Owned Shares shall be subject to the same conditions as are set forth in the Merger Agreement (as modified to the extent appropriate for a stock sale rather than a merger) had the Supporting Stockholder Option not been exercised and instead the Merger was consummated; and (v) Buyer shall be entitled to select the date of such closing within the time periods (and subject to the same terms and conditions) specified in the Merger Agreement as are applicable to the closing of the Merger. If Buyer exercises the Supporting Stockholder Option, then Buyer shall be required to exercise simultaneously all of the Supporting Stockholder Options granted to other Supporting Stockholders under the comparable provisions of other Supporting Stockholder Option Agreements.
          2.3 Second Step Transaction. If the Supporting Stockholder Option is exercised and the Supporting Stockholder Closing Date occurs, thereafter Buyer shall use commercially reasonable efforts to acquire all of the remaining Company Capital Stock through (i) a merger of Merger Sub with and into the Company pursuant to the Merger Agreement or otherwise; (ii) a written tender offer to all other holders of Company Capital Stock offering to purchase or otherwise acquire their outstanding Company Capital Stock; or (iii) such other means as are reasonably calculated to afford the holders of Company Capital Stock the opportunity to, or to require the holders of Company Capital Stock to, sell their shares of Company Capital Stock to Buyer or a wholly-owned subsidiary of Buyer (any such transaction, a “Second Step Transaction”); provided, however, that Buyer shall have no obligation to effect a Second Step Transaction if the Second Step Transaction involves material risks to Buyer (such as, for example, appraisal rights) that are in addition to those risks Buyer would have borne had the Merger been consummated in accordance with its terms and the closing conditions in Section 7.1 and

7.2 of the Merger Agreement had been satisfied. Unless, despite using commercially reasonable efforts to effect a Second-Step Transaction as contemplated by the preceding sentence, a Second-Step Transaction is not consummated within 12 months of the Supporting Stockholder Closing Date, the per share purchase price in the Second Step Transaction and, to the extent permitted by Applicable Law as reasonably determined by Buyer, form of consideration paid and other rights and obligations of Buyer in respect of the Second Step Transaction shall be the same as that received by the Supporting Stockholders pursuant to the Stock Purchase Agreement and as otherwise contemplated by the Merger Agreement had the Merger been consummated.
          2.4 Survival of Supporting Stockholder Option. Notwithstanding anything to the contrary herein, in the event that Buyer shall have delivered a Merger Election Notice and elects to close the Merger, the Supporting Stockholder Option and the provisions of Sections 2.1, 2.2 and 2.3 and this Section 2.4 shall survive until the earlier of the expiration or earlier termination of the Option Period, the termination of the Merger Agreement or the Effective Time.
          2.5 Consideration for Supporting Stockholder Option. As consideration for the Supporting Stockholder Option, Buyer hereby agrees to pay to the Supporting Stockholder on the Supporting Stockholder Option Trigger Date, by wire transfer of immediately available cash funds to the account of the Supporting Stockholder as directed in writing to Buyer by the Supporting Stockholder at least two Business Days prior to the Supporting Stockholder Trigger Date (and if wire transfer instructions are not received by such date, the funds shall be mailed by check addressed to the Supporting Stockholder c/o the Stockholder Representative), an amount equal to (A) the Aggregate Option Consideration multiplied by (B) (i) the number of Owned Shares held by the Supporting Stockholder as of the Supporting Stockholder Option Trigger Date divided by (ii) the number of Fully-Converted Common Shares as of the Supporting Stockholder Option Trigger Date (such fraction, the “Supporting Stockholder’s Pro Rata Share”). In addition, in accordance with the provisions of Section 2.2(c)(ii)(1) of the Merger Agreement, the Supporting Stockholder may be entitled to receive a portion of the Reversion Amount under the terms and subject to the conditions set forth therein. Finally, to the extent and only to the extent the expense reserve contemplated by clause (E) of the definition of Note Repayment and Expense Amount exceeds an amount equal to (A) the Liabilities in respect of Category A Obligations reflected on the Final August Balance Sheet minus (B) the amount of such Liabilities in respect of Category A Obligations taken into account pursuant to clause (C) of the definition of Note Repayment and Expense Amount, the Supporting Stockholder shall be entitled to receive an amount equal to such excess expense reserve multiplied by the Supporting Stockholder’s Pro Rata Share, which amount shall be paid promptly following the date on which the Final August Balance Sheet is determined. The aggregate amounts contemplated to be paid to the Supporting Stockholder by this Section 2.5 as well as the amounts paid by Buyer to the Company at the direction of the Supporting Stockholders as contemplated by Section 2.6 are collectively referred to in this Agreement as the “Aggregate SS Option Consideration.”
          2.6 Note Repayment; Former Optionholder Option Consideration.
               (a) The Supporting Stockholder hereby authorizes and directs Buyer, on behalf of the Supporting Stockholder and for the Supporting Stockholder’s account, to make a payment directly to the Company, or upon the Company’s order, on the Supporting Stockholder Trigger Date and in an amount equal to the Supporting Stockholder’s Pro Rata Share of the Note Repayment and Expense Amount and the Former Optionholder/Bonus Recipient Option Consideration, in partial satisfaction of the Aggregate SS Option Consideration otherwise payable to the Supporting Stockholder pursuant to such directions as the Company shall provide. Payment of a portion of the Note Repayment and Expense Amount and the Former Optionholder/Bonus Recipient Option Consideration to the Company or at its direction pursuant to this Section 2.6(a) shall be deemed to be payment of a portion of the Aggregate SS Option Consideration to the Supporting Stockholder.
               (b) The Note Repayment and Expense Amount shall be used by the Company (i) to repay amounts outstanding pursuant to the Convertible Notes as of the Supporting Stockholder Option Trigger Date, which amounts shall be repaid to the holders of such Convertible Notes as soon as practicable after the Supporting Stockholder Option Trigger Date, (ii) to pay Liabilities of the Company as contemplated by the definition of the Note Repayment and Expense Amount, (iii) to pay out-of-pocket costs and expenses incurred on or prior to the Supporting Stockholder Option Trigger Date by the Company in connection with the Merger and the Merger Agreement and the Contemplated Transactions (including, without limitation, any fees and expenses of legal counsel, financial advisors, investment bankers and accountants), and (iv) to cover other expenses or liabilities arising during the Option Period for the account of the Company that are not payable by Buyer pursuant to the Merger Agreement or the Development Agreement. The Former Optionholder/Bonus Recipient Option Consideration shall be used by the Company to pay any Former Optionholder/Bonus Recipient Option Consideration payable to Former Optionholders and Bonus Recipients as provided for in the Merger Agreement.
     3. Representations and Warranties of the Supporting Stockholder. The Supporting Stockholder hereby represents and warrants to Buyer as follows on the date of execution of this Agreement, on the Supporting Stockholder Option Trigger Date and at all times during the Option Period:
          3.1 Due Organization. If the Supporting Stockholder is not an individual, that it has been duly organized, is validly existing and is in good standing, as applicable, under the laws of the jurisdiction of its organization.

          3.2 Power; Due Authorization; Binding Agreement. The Supporting Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by any the Supporting Stockholder have been duly and validly authorized by all necessary action on the part of the Supporting Stockholder, and no other proceedings on the part of the Supporting Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Supporting Stockholder and constitutes the valid and binding agreement of the Supporting Stockholder, enforceable against the Supporting Stockholder in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.
          3.3 Ownership of Shares. The shares of Company Capital Stock set forth opposite the Supporting Stockholder’s name on Exhibit C attached hereto (the “Owned Shares”) are owned of record and beneficially by the Supporting Stockholder and constitute all of the Company Capital Stock owned of record or beneficially by the Supporting Stockholder (including any Unvested Company Shares held by the Supporting Stockholder that will be accelerated in full pursuant to the Merger Agreement.) The Supporting Stockholder has sole voting power and sole dispositive power with respect to all of the Owned Shares. Except as set forth in Section 3.4(a) of the Disclosure Schedule to the Merger Agreement, all of the Owned Shares held by the Supporting Stockholder are free and clear of all Encumbrances. Upon exercise of the Supporting Stockholder Option by Buyer, the Supporting Stockholder shall transfer valid title to the Owned Shares to Buyer, and Buyer will receive valid title to the Owned Shares, free from all Encumbrances.
          3.4 No Conflicts. The execution and delivery of this Agreement by the Supporting Stockholder does not, and the performance of the terms of this Agreement by the Supporting Stockholder will not, (i) require the Supporting Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, other than those consents or approvals that, as of the Supporting Stockholder Option Trigger Date shall have been obtained, (ii) if the Supporting Stockholder is not an individual, conflict with or violate the organizational documents of the Supporting Stockholder, (iii) require the consent or approval of any other Person pursuant to, or otherwise violate, any material agreement, obligation or instrument binding on the Supporting Stockholder or its properties and assets other than consents that will be obtained prior to the Supporting Stockholder Option Trigger Date, or (iv) conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to the Supporting Stockholder or by which any property or asset of the Supporting Stockholder is bound.
     4. Restrictions on Transfer; Stockholder Representative.
          4.1 Transfer Restrictions. The Supporting Stockholder hereby agrees that, during the period commencing on the date of this Agreement and ending upon the expiration of the Option Period, and except as contemplated hereby, the Supporting Stockholder shall not (i) sell, transfer voluntarily, pledge, encumber, voluntarily assign or otherwise voluntarily dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any Owned Shares, (ii) grant any proxies or powers of attorney inconsistent with those which may arise pursuant to this Agreement, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares inconsistent with that which may arise pursuant to this Agreement, (iii) take any action that would cause any representation or warranty of the Supporting Stockholder contained herein to become or be untrue or incorrect or have the effect of preventing or disabling the Supporting Stockholder from performing its obligations under this Agreement, or (iv) commit or agree to take any of the foregoing actions. Any transfer of Owned Shares not permitted hereby shall be null and void. The Supporting Stockholder agrees that any such prohibited transfer may and should be enjoined and the Company hereby agrees not to permit any such prohibited transfer. If any involuntary transfer of any of the Owned Shares, or any transfer of Owned Shares by operation of law, shall occur (including, but not limited to, (i) a sale of Owned Shares by a Supporting Stockholder’s trustee in bankruptcy, (ii) a sale of Owned Shares to a purchaser at any creditor’s or court sale, (iii) a transfer of Owned Shares pursuant to a divorce decree, (iv) a transfer of Owned Shares by a Supporting Stockholder’s estate pursuant to the laws of intestacy or by will in the event of the death of a Supporting Stockholder, (v) any transfer triggered pursuant to any estate planning trust instrument governing the ownership of such Owned Shares or (vi) any other sale of Owned Shares pursuant to operation of law), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which together with the rights of Buyer under this Agreement shall continue in full force and effect.
     Contemporaneous with the delivery of this Agreement to Buyer and the Company, the Supporting Stockholder is delivering to the Company the Certificates that represent the Owned Shares subject to this Agreement, and hereby consents to the Company placing a legend on the Certificates reflecting the provisions of this Agreement and any restrictions in respect of the Owned Shares imposed by this Agreement, which legend shall be in such form as the Company and Buyer may determine to be appropriate.

          4.2 Stockholder Representative.
               (a) Appointment of Stockholder Representative. The Supporting Stockholder hereby irrevocable approves, designates and appoints the “Representative” appointed pursuant to the Merger Agreement and as defined pursuant to the Merger Agreement, as the Stockholder Representative, effective as of the date of this Agreement, to be the representative of the Supporting Stockholder for purposes of this Agreement, the Escrow Agreement and the Merger Agreement as set forth in this Section 4.2, Section 2.9 of the Merger Agreement, the Escrow Agreement or otherwise. The Supporting Stockholder shall be bound by any and all actions taken by the Stockholder Representative pursuant to the powers granted to the Stockholder Representative pursuant to this Section 4.2 or Section 2.9 of the Merger Agreement. Buyer shall be entitled to rely in good faith upon any communication or writings given or executed by the Stockholder Representative that purport on their face to be on behalf of the Supporting Stockholder.
               (b) Powers of Stockholder Representative. The Stockholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of the Supporting Stockholder, with full power in its, his or her name and on its, his or her behalf to act according to the terms of this Agreement and the Merger Agreement in the absolute discretion of the Stockholder Representative (except to the extent otherwise required to act hereunder or thereunder) with respect to the following matters: (i) giving and receiving of notices to be delivered to the Supporting Stockholders hereunder, and such notice when given to or received by the Stockholder Representative pursuant to this Agreement shall be deemed to have been validly given by or delivered to each Supporting Stockholder; (ii) taking actions delegated to the Stockholder Representative in this Agreement, (iii) taking any actions, giving any notice, releasing any funds and making any decisions as the Stockholder Representative as set forth in the this Agreement and (iv) taking any other actions or doing anything else that the Representative is authorized to take or do under the Merger Agreement on behalf of Company Securityholders. This power of attorney and agency and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable, coupled with an interest and shall not be terminated by any act of any Supporting Stockholder or any other Person, or by operation of law, whether by the Supporting Stockholder’s death or any other event. Notwithstanding the foregoing, the Stockholder Representative may be removed and replaced as provided for in Section 2.9 of the Merger Agreement.
               (c) No Duties. The Stockholder Representative shall not be liable to the Supporting Stockholder or any of his, her or its Affiliates in the absence of fraud, gross negligence or willful misconduct on the part of the Stockholder Representative for any decisions made or actions taken by the Stockholder Representative pursuant to this Agreement or the Merger Agreement and shall have no duties or obligations except those expressly set forth in this Agreement and the Merger Agreement. Without limiting the generality of the foregoing, the Stockholder Representative (i) shall not be subject to any implied duties, (ii) shall have no duty to take any discretionary action or exercise any discretionary powers, and (iii) shall not be required to take any action that, in the opinion of its counsel, reasonably could be expected to expose the Stockholder Representative to Liability or that is contrary to law. All expenses of the Stockholder Representative in excess of amounts available to the Stockholder Representative to cover pre-Closing Representative Expenses pursuant to the Merger Agreement shall be borne by the Supporting Stockholders prorata as described in the next sentence. The Supporting Stockholder agrees in proportion to that number of shares of Owned Shares held by the Supporting Stockholder as of the date hereof over the total number of shares of Owned Shares outstanding as of the date hereof held by other Supporting Stockholders under their Supporting Stockholder Option Agreement, to indemnify the Stockholder Representative, from and against any claims, losses, damages, liabilities, penalties, interest, costs and expenses (including reasonable attorney, accountant and consulting fees and other expenses that the Stockholder Representative may incur as a result of its acting as the Stockholder Representative hereunder in connection with the performance of any of its duties hereunder to the fullest extent permitted by applicable law, except to the extent that such representative losses are caused by actions taken by, or omitted to be taken by, the Stockholder Representative constituting gross negligence, fraud or willful misconduct.
               (d) Successor Stockholder Representative. The Stockholder Representative shall automatically be removed upon the removal of the Representative appointed pursuant to the Merger Agreement. In the event of the resignation, removal, death or incapacity of the Stockholder Representative, the successor Representative appointed as the successor Representative pursuant to the Merger Agreement shall thereafter automatically become the successor Stockholder Representative pursuant to this Agreement.
     5. Certain Covenants of Supporting Stockholders; Regulatory Filings.
          5.1 Agreement to Vote. The Supporting Stockholder hereby agrees that, during the period commencing on the Supporting Stockholder Option Trigger Date and thereafter for so long as this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment thereof, or by written consent, the Supporting Stockholder shall be present (in person or by proxy) and vote (or cause to be voted), or execute a written consent in respect of, all of its Owned Shares (i) in favor of ratification or approval of the Merger Agreement and the Merger and any Second Step Transaction, and (ii) against any action or agreement that would prevent or materially delay the consummation of the Merger, any Second Step Transaction or any other transactions contemplated by this Agreement or the Merger Agreement.

          5.2 Grant of Proxy. The Supporting Stockholders hereby appoints Buyer, for so long as the provisions of Section 5.1 remain in effect, as the Supporting Stockholder’s attorney and proxy with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Owned Shares of the Supporting Stockholder, solely on the matters and in the manner specified in Section 5.1.
          5.3 Proxy Irrevocable. THE PROXIES AND POWER OF ATTORNEY GRANTED PURSUANT TO SECTION 5.2 ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. The Supporting Stockholder hereby revokes all other proxies and powers of attorney on the matters specified in this Section 5 with respect to the Owned Shares which the Supporting Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Supporting Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Supporting Stockholder and any obligation of the Supporting Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Supporting Stockholder.
          5.4 Further Assurances. Subject to the terms and conditions set forth in this Agreement, during the period commencing on the Supporting Stockholder Option Trigger Date and thereafter for so long as this Agreement is in effect, the Supporting Stockholder hereby agrees to take, or use reasonable best efforts to cause to be taken, all actions, and do or use reasonable best efforts to cause to be done, and to assist and cooperate with Buyer in doing all things necessary, proper or advisable under Applicable Law, to consummate and make effective, the transactions contemplated by this Agreement and the Merger Agreement, including but not limited to, in the event that Buyer elects to exercise the Merger Option or the Supporting Stockholder Option, the Merger or any Second Step Transaction, and to refrain from taking any actions which are contrary to, inconsistent with, or would frustrate the essential purposes of, the transactions contemplated by this Agreement or the Merger Agreement.
          5.5 Waivers; Other Rights.
               (a) Appraisal Rights. The Supporting Stockholder hereby irrevocably agrees not to demand, and hereby irrevocably waives, any and all rights to obtain payment of the fair value of its Owned Shares pursuant to Section 262 of Delaware Law or otherwise arising in connection with the approval, execution and delivery of this Agreement by the Company and the Supporting Stockholder and consummation of the transactions contemplated hereby and the approval, execution and delivery of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby, including with respect to any Second Step Transaction.

               (b) Other Rights. The Supporting Stockholder hereby agrees that, to the extent this or any other Supporting Stockholder Option, any Second Step Transaction (including the Merger) or any other Contemplated Transaction requires the consent or approval of the Supporting Stockholder, the Supporting Stockholder, effective as of the Supporting Stockholder Trigger Date, hereby irrevocably grants such consent or approval.
          5.6 Regulatory Filings. In the event the Supporting Stockholder determines that as a result of the termination of this Agreement or the Merger Agreement the Supporting Stockholder would be deemed for purposes of the HSR Act to have acquired beneficial ownership of shares of Company Capital Stock in a transaction subject to the reporting requirements of the HSR Act, then (i) the Supporting Stockholder will not take steps that would result in the acquisition of such beneficial ownership without compliance with the HSR Act and if necessary will take steps to ensure that it does not acquire beneficial ownership of such shares before compliance with the HSR Act and (ii) to the extent required by Applicable Law, Buyer will, promptly (and in any event by the later of 15 Business Days of request from such Supporting Stockholder and the date on which such Supporting Stockholder files a required notification under the HSR Act), file notification under the HSR Act. Buyer and the Supporting Stockholder shall promptly inform each other of any material communication between such Person and any Governmental Authority regarding such filing. If Buyer, any Affiliate of Buyer or the Supporting Stockholder receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to such filing, Buyer or the Supporting Stockholder, as applicable, shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with the Supporting Stockholder or Buyer, as applicable.
     6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Company and the Supporting Stockholder as follows on the date of execution of this Agreement, on the Supporting Stockholder Option Trigger Date and at all times during the Option Term.
          6.1 Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Buyer has all requisite corporate power and authority to own, operate and lease its properties, to enter into, execute, deliver and perform its obligations under this Agreement and the Related Agreements, and to carry on its business as now conducted and as presently proposed to be conducted.
          6.2 Authorization; Binding Obligations; Governmental Consents.
               (a) All corporate actions on the part of Buyer for the authorization of this Agreement and the Related Agreements to which it is a party and the performance of all obligations of Buyer hereunder and thereunder, have been taken prior to the date hereof, provided that the Board of Directors of Buyer has not authorized the delivery of the Merger Election Notice or the consummation of the Merger. This Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.
               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Buyer to enable Buyer to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders authorizations, registrations declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country; (ii) such filings as may be required under the HSR Act or any applicable foreign antitrust or competition laws or regulations; (iii) consents of the lenders under Buyer’s Credit Agreement dated as of October 18, 2006, provided, that Buyer hereby covenants to use commercially reasonable efforts to obtain such consent as soon as practicable; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Buyer would not be material to Buyer’s ability to perform its obligations under this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.
     7. Term and Termination.
          7.1 Term. This Agreement shall be effective on the date first set forth above and shall continue in full force and effect until the termination or expiration of the Option Period in accordance with the terms of the Merger Agreement; provided, however, that this Agreement may be terminated earlier in accordance with the provisions of this Section 7.
          7.2 Unilateral Termination.
               (a) Either Buyer or the Stockholder Representative, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time, (i) in the case of the Stockholder Representative, if Buyer has failed to pay on a timely basis the Aggregate SS Option Consideration pursuant to Section 2.5 and Section 2.6, and (ii) in the case of the Stockholder Representative or of Buyer, if Buyer or the Supporting Stockholder, as the case may be, has committed a material breach of (i) any of their representations and warranties set forth in Section 6 or Section 3, respectively, or (ii) any of their covenants or other agreements set forth in this Agreement and, in each case, such breach by Buyer or the Supporting Stockholder has not been cured within 30 calendar days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 7.2(a); provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured and if not cured on or prior to the Closing Date such breach would result in the failure of any of the conditions set forth in Article VII of the Merger Agreement to be fulfilled or satisfied; provided, further, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to Buyer if Buyer is at that time in material breach of this Agreement or the Stockholder Representative if the Supporting Stockholder is at that time in material breach of this Agreement.
               (b) This Agreement shall immediately and automatically terminate upon the termination of the Merger Agreement or the Development Agreement pursuant to the terms thereof.
               (c) Either Buyer or the Stockholder Representative, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time, in the event the Supporting Stockholder Trigger Date does not occur on the date that is 60 days from date of the Merger Agreement; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to Buyer if Buyer’s material breach of this Agreement is the reason the Supporting Stockholder Trigger Date does not occur prior to that date, and shall not be available to the Stockholder Representative if the Supporting Stockholder’s material breach of this Agreement is the reason the Supporting Stockholder Option Trigger Date does not occur prior to that date.
          7.3 Survival of Certain Terms. The provisions of Sections 5.6, 7.3 and 7.4 as well as Section 8 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties, other than those rights that shall have then accrued, shall cease upon termination of this Agreement.
          7.4 Effect of Termination. In the event of termination of this Agreement as provided in this Section 7, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company, the Supporting Stockholder or their respective officers, directors, stockholders or Affiliates; provided, however, that the provisions of the NDA, this Section 7.4 and Sections 5.6 and 7.3 and Article 8 shall remain in full force and effect and survive any termination of this Agreement and provided, further, that the foregoing shall not relieve any party of liability for damages actually incurred by another party as a result of any breach of any such provisions prior to such termination.

     8. Miscellaneous.
          8.1 Entire Agreement. This Agreement, the exhibits and schedules hereto and the Related Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
          8.2 Governing Law. The internal laws of the State of New York, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the covenants set forth at Section 5 hereof shall be governed by the laws of the State of Delaware.
          8.3 Assignability and Binding Effect; Third Party Beneficiaries. No party hereto may assign (whether by transfer, merger with or into another entity, consolidation or otherwise) any of its rights or obligations hereunder without the prior written consent of the other parties hereto, provided that Buyer may assign its rights pursuant to this Agreement to any successor to, or assignee of, all or substantially all of the business and assets of Buyer, whether by way of sale of all or substantially all of its assets, merger or Change of Control. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement. Notwithstanding the foregoing, in the event of any permitted assignment of the rights or obligations arising under this Agreement by Buyer, no such assignment or transaction shall relieve Buyer of its obligations hereunder, and such successor or assignee shall assume this Agreement in writing and agree to be bound by and to comply with all of the terms and conditions hereof or otherwise confirm in writing its obligations pursuant hereto, in each case in such form as is reasonably acceptable to the Stockholder Representative.
          8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

          8.5 Interpretation. When a reference is made in this Agreement to Exhibits, Schedules, Sections or Articles, such reference shall be to an Exhibit to, Schedule to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
          8.6 Notices.
               (a) All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile (with electronic confirmation thereof), three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.6:
If to the Company:
AkaRx, Inc.
Mack Centre IV
S. 61 Paramus Road
Paramus, NJ 07652
Attn: Robert E. Desjardins, M.D.
President and Chief Executive Officer
Facsimile: (201) 291-7929
with a copy to (which will not constitute notice pursuant to this Section 8.6):
Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, NY 10036-6254
Attention: Stephen M. Davis, Esq.
Fax No.: (212) 763-7600
and to

Sutter Hill Ventures
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304-1005
Attn: Jeffrey W. Bird
Fax No.: (650) 858 1854
and to
InterWest Partners
2710 Sand Hill Road
Second Floor
Menlo Park, CA 94025
Attn: Arnold Oronsky
Fax: (650) 854 4706
If to Buyer:
MGI PHARMA, INC.
5775 West Old Shakopee Road
Suite 100
Bloomington, MN 55437
Attention: President and Chief Executive Officer
Fax No.: (952) 346-4813
with a copy to(which will not constitute notice pursuant to this Section 8.6):
MGI PHARMA, INC.
5775 West Old Shakopee Road
Suite 100
Bloomington, MN 55437
Attention: General Counsel
Fax No.: (952) 406-3281
and to:
Hogan & Hartson L.L.P.
111 South Calvert Street, Suite 1600
Baltimore, Maryland 21202
Attention: Asher M. Rubin, Esq.
Fax No.: (410) 539-6981
If to the Stockholder Representative:

Jeffrey W. Bird
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304-1005
Fax No.: (650) 858 1854
with a copy to (which will not constitute notice pursuant to this Section 8.6):
Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, NY 10036-6254
Attention: Stephen M. Davis, Esq.
Fax No.: (212) 763-7600
If to a Supporting Stockholder:
To such address set forth at Exhibit C
     8.7 Legal Counsel. Each Supporting Stockholder acknowledges that Heller Ehrman has represented the Company in connection with the Merger and the transactions contemplated thereby. Each Supporting Stockholder acknowledges and agrees as follows: (i) Heller Ehrman is not representing the interests of the Supporting Stockholder, and the Supporting Stockholder is not relying on Heller Ehrman in determining whether to enter into this Agreement; and (ii) the Supporting Stockholder has been advised to seek independent counsel, to the extent the Supporting Stockholder deems it appropriate, to protect the Supporting Stockholder’s interests in connection herewith and therewith.
     8.8 Amendments and Waivers. Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Buyer and the holders of not less than a majority of the outstanding Company Common Stock and the outstanding Company Series A Preferred Stock, held by all of the Supporting Stockholders, acting together as a single class on an as-converted basis. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.
     8.9 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
     8.10 Specific Enforcement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.
     8.11 Expenses. Each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement and each Related Agreement.
     8.12 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Stockholder Support and Option Agreement as of the date first above written.

COMPANY:

AKARX, INC.

By:

Name:	Robert E. Desjardins
Title:	President and Chief Executive Officer

BUYER:

MGI PHARMA, INC.

By:

Name:
Title:

By:

Name:
Title:

STOCKHOLDER REPRESENTATIVE:

Jeffrey W. Bird

Continuation Signature page to Stockholder Support and Option Agreement

SUPPORTING STOCKHOLDER:

(In the case of an Entity)

(Name of Entity)

Name:
Title:

-OR-

(In the case of an Individual)

Name:
Successor Stockholder Representative
I hereby consent to act as Stockholder Representative pursuant to Section 4.2 above and hereby enter into this stockholder support and option Agreement solely for the purpose of acknowledging and accepting such appointment following resignation of the stockholder representative.

Arnold Oronsky

Exhibit A
Form of Opinion of Counsel

Exhibit B
SUPPORTING STOCKHOLDER OPTION NOTICE

Date:

To:	, in his capacity as Stockholder Representative

Facsimile:
     Pursuant to the Stockholder Support and Option Agreement, dated as of                                         , 2007 (the “Supporting Stockholder Option Agreement”), by and among MGI PHARMA, INC., a Minnesota corporation (“Buyer”), AkaRx, Inc., a Delaware corporation (the “Company”), Jeffrey W. Bird, in his capacity as the Stockholder Representative (in such capacity, the “Stockholder Representative”), and the Supporting Stockholder named therein, Buyer hereby gives notice of its election to exercise the Supporting Stockholder Option to purchase all of the Owned Shares owned by the Supporting Stockholder as of the Supporting Stockholder Closing Date. In accordance with Section 2.2 of the Supporting Stockholder Option Agreement, attached hereto as Schedule 1 is a form of Stock Purchase Agreement to be signed by or on behalf of the Supporting Stockholder. Capitalized terms used herein, but not defined shall have the meanings ascribed thereto in the Supporting Stockholder Option Agreement.
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Very truly yours,

MGI PHARMA, INC.

By:

Name:

Title:

By:

Name:

Title:

Exhibit C
Supporting Stockholder

No. and Class of Owned
Name	Address	Shares